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As filed with the Securities and Exchange Commission on February 17, 2004

Registration No. 333-110344

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ITERIS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8748	95-2588496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1515 South Manchester Avenue
Anaheim, California 92802
(714) 774-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

GREGORY A. MINER
Chief Executive Officer and Chief Financial Officer
Iteris Holdings, Inc.
1515 South Manchester Avenue
Anaheim, California 92802
(714) 774-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Ellen S. Bancroft, Esq.
Dorsey & Whitney LLP
38 Technology Drive
Irvine, California 92618
(949) 932-3600

        Approximate date of commencement of proposed sale to the public:    from time to time after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2004

4,533,332 Shares

ITERIS HOLDINGS, INC.

Class A Common Stock

        This prospectus relates to the offering from time to time of a total of 4,533,332 shares of the Class A common stock of Iteris Holdings, Inc., formerly known as Odetics, Inc., a Delaware corporation or interests therein by the selling stockholders listed on page 46 and their transferees. All of these shares were issued or are issuable to the selling stockholders in connection with a private placement completed in July 2003 or in connection with the July 2003 restructuring of the lease for our principal operating facilities located in Anaheim, California. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

        We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting and conversion rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held. In addition, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder of such Class B common stock.

        Our Class A common stock and our Class B common stock are quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. On February 13, 2004, the last reported sale price for the Class A common stock was $2.65 per share. The last reported sale of the Class B common stock occurred on February 11, 2004 at a price of $2.15 per share.

        You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2004.

i

        We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it.

PROSPECTUS SUMMARY

        This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read the entire prospectus, including "Risk Factors" and the consolidated financial statements and related notes, before making an investment decision. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Forward-Looking Statements" at page 13 of this document. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. Unless otherwise indicated, references to "we," "us" and "our" are references to Iteris Holdings, Inc. and its subsidiaries.

Our Company

        Iteris Holdings, Inc., formerly known as Odetics, Inc., is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems, sensors and consulting services that optimize the flow of traffic and enhance driver safety. Leveraging our expertise in video image processing, we entered into the intelligent transportation systems ("ITS") business in 1993 with the introduction of a video-based vehicle detection system. In June 1997, we acquired certain assets comprising the Transportation Systems business from Rockwell International, creating our ITS division, which expanded our offerings to include advanced traffic management systems and advanced traveler information systems. We incorporated our ITS division as Odetics ITS, Inc. and broadened our systems offerings by acquiring Meyer, Mohaddes Associates, Inc. in 1998. In January 2000, we reincorporated Odetics ITS in Delaware and changed its name to Iteris, Inc. As of December 31, 2003, Iteris Holdings owned 74.5% of the outstanding common stock of Iteris, Inc. and 59.1% of the common stock of Iteris, Inc., assuming full conversion of the outstanding Series A preferred stock of Iteris, Inc. We currently operate Meyer, Mohaddes Associates, Inc. as a wholly-owned subsidiary of Iteris, Inc.

        We historically operated multiple business units including MAXxess Systems, Inc., formerly known as Gyyr Incorporated, which designed and manufactured security management systems; Zyfer, Inc., which developed and manufactured timing and synchronization products; and Broadcast, Inc., which developed and supplied software-based systems to automate and control the multiple classes of equipment used in broadcast studios and satellite uplink facilities. Beginning in late 2001, we began divesting certain of our business units in order to reduce our operating expenses and to focus on what we believe is our core business—Iteris, Inc. In September 2001, we sold the assets of our Gyyr Closed Circuit Television Products line, which included video recorders and equipment that facilitated video switching and multiplexing. Upon completion of this sale, we changed the name of our Gyyr subsidiary to MAXxess Systems, Inc. In September 2003, we sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. In March 2003, we decided to cease the development and sale of any new Broadcast products and in September 2003, we sold the balance of our Broadcast business. In May 2003, we sold substantially all of the assets of Zyfer.

        Iteris Holdings, Inc. was incorporated in Delaware in October 1987 as Odetics, Inc. and changed its name to Iteris Holdings, Inc. in September 2003 in order to communicate our focus on our ITS business. Our Class A common stock and our Class B common stock are currently traded on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000. Our website is www.iteris.com. Information available on our website does not constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders	4,533,332 shares(1)
Common stock outstanding prior to and after this offering	19,941,839 shares(2)
Use of proceeds
We will not receive any proceeds from sales of the shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants by the selling stockholders, and those proceeds are expected to be used for our general corporate purposes. See "Use of Proceeds."
OTC Bulletin Board trading symbols	ITRSA.OB and ITRSB.OB

(1)
Consists solely of Class A common stock and includes an aggregate of 441,666 shares of Class A common stock issuable upon exercise of warrants issued in connection with a private placement completed in July 2003 and a warrant issued in connection with the July 2003 restructuring of the lease for our principal operating facilities located in Anaheim, California.

(2)
As of December 31, 2003. Includes 19,009,909 shares of Class A common stock and 931,930 shares of Class B common stock. Excludes 3,555,833 shares of Class A common stock issuable upon exercise of outstanding warrants and 1,133,134 shares of Class A common stock issuable upon exercise of outstanding stock options.

Selling Stockholders

        The shares of Class A common stock being offered for resale by the selling stockholders pursuant to this prospectus may be offered by them in varying amounts and transactions so long as this prospectus is then current under the rules and regulations of the SEC and the registration statement has not been withdrawn by us. See "Selling Stockholders" on page 46. The offering may be completed through the facilities of the OTC Bulletin Board or such other exchange or reporting system where our Class A common stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commitments paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers.

Summary Consolidated Financial Data

	Fiscal Year Ended March 31,					Nine Months Ended December 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales and contract revenues:
Net sales	$4,339	$7,740	$10,626	$17,104	$19,112	$14,000	$17,608
Contract revenues	10,240	15,671	17,430	20,205	22,283	16,510	16,300

Total net sales and contract revenues	14,579	23,411	28,056	37,309	41,395	30,510	33,908
Costs and expenses:
Cost of net sales	3,129	4,308	5,558	8,401	9,366	6,796	9,491
Cost of contract revenues	7,196	11,310	11,463	12,043	15,110	11,225	11,027
Selling, general and administrative expenses	9,619	15,201	15,882	14,627	14,105	9,351	9,754
Research and development expenses	2,150	3,698	5,526	3,434	3,908	2,758	3,044
Restructuring charges	—	—	367	1,142	—	—	—

Total costs and expenses	22,094	34,517	38,796	39,647	42,489	30,130	33,316

Income (loss) from operations	(7,515)	(11,106)	(10,740)	(2,338)	(1,094)	380	592
Non-operating income (expense):
Royalty income	—	38,437	17,825	—	—	—	—
Other income (expense), net	323	—	188	(1,365)	417	640	970
Interest expense, net	(1,807)	(1,919)	(1,762)	(4,190)	(761)	(694)	(92)

Income (loss) before income taxes	(8,999)	25,412	5,511	(7,893)	(1,438)	326	1,470
Income tax benefit (provision)	—	—	—	785	—	—	(744)

Income (loss) from continuing operations before minority interest	(8,999)	25,412	5,511	(7,108)	(1,438)	326	726
Minority interest in earnings of subsidiary	—	—	—	(1,910)	(3,818)	(2,992)	(2,518)

Income (loss) from continuing operations	(8,999)	25,412	5,511	(9,018)	(5,256)	(2,666)	(1,792)
Income (loss) from discontinued operations, net of taxes of $0	(11,119)	(27,691)	(38,051)	(17,120)	(7,892)	(2,157)	1,682
Extraordinary loss from early extinguishment of debt, net of taxes of $0	—	—	—	(450)	—	—	—

Net loss	$(20,118)	$(2,279)	$(32,540)	$(26,588)	$(13,148)	$(4,823)	$(110)

Basic earnings (loss) per share:
Continuing operations	$(1.15)	$2.80	$0.55	$(0.80)	$(0.37)	$(0.19)	$(0.10)
Discontinued operations	(1.42)	(3.05)	(3.81)	(1.52)	(0.55)	(0.15)	0.09
Extraordinary loss	—	—	—	(0.04)	—	—	—

Basic loss per share	$(2.57)	$(0.25)	$(3.26)	$(2.36)	$(0.92)	$(0.34)	$(0.01)

Diluted earnings (loss) per share
Continuing operations	$(1.15)	$2.69	$0.54	$(0.80)	$(0.37)	$(0.19)	$(0.10)
Discontinued operations	(1.42)	(2.93)	(3.73)	(1.52)	(0.55)	(0.15)	0.09
Extraordinary loss	—	—	—	(0.04)	—	—	—

Diluted loss per share	$(2.57)	$(0.24)	$(3.19)	$(2.36)	$(0.92)	$(0.34)	$(0.01)

Shares used in calculating basic loss per share	7,820	9,089	9,977	11,267	14,276	13,996	17,705

Shares used in calculating diluted loss per share	7,820	9,444	10,209	11,267	14,276	13,996	17,748

	At March 31,					At December 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$26,066	$26,830	$2,114	$(7,349)	$3,368	$11,142	$6,907
Total assets	81,355	81,850	68,061	52,238	34,842	40,062	27,934
Long-term debt (less current portion)	19,962	10,649	4,791	2,042	1,265	1,680	902
Accumulated deficit	(23,913)	(26,192)	(58,732)	(85,320)	(98,468)	(90,143)	(98,578)
Total stockholders' equity (deficit)	36,323	36,110	20,378	5,255	(4,288)	(3,169)	(1,597)

RISK FACTORS

        Our business is subject to a number of risks, some of which are discussed below. You should consider the following risks carefully in addition to the risks and information contained elsewhere in this prospectus before purchasing shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

        We Have Experienced Substantial Losses And May Continue To Experiencing Losses For The Foreseeable Future.    We experienced net losses of $110,000 in the nine months ended December 31, 2003, $13.1 million in the year ended March 31, 2003 and $26.6 million in the year ended March 31, 2002. While we have divested all of our business units other than our Iteris, Inc. subsidiary, we cannot assure you that our efforts to downsize our operations or reduce our operating expenses will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance. As such, we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience operating losses and net losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

        We May Need To Raise Additional Capital In The Future, But We May Not Be Able To Secure Adequate Funds On Terms Acceptable To Us, Or At All.    We have generated significant net losses and operating losses in recent periods, and have experienced negative cash flows from operations of $2.4 million in the nine months ended December 31, 2003, $4.8 million in the year ended March 31, 2003, $18.2 million in the year ended March 31, 2002 and $20.1 million in the year ended March 31, 2001. Although we completed a private placement in July 2003, the sale of our Anaheim, California property in 2002 and the divestiture of our Zyfer, Broadcast and MAXxess subsidiaries in 2003, the majority of the proceeds from such sales were used to pay our outstanding debts and accounts payables. As of December 31, 2003, our cash balance was approximately $0.3 million. We may need to raise additional capital in the future to fund our operations or to purchase the minority interests in Iteris, Inc. Our Iteris, Inc. subsidiary currently maintains a line of credit with a maximum availability of $5.0 million, which expires in August 2004. Substantially all of the assets of Iteris, Inc. have been pledged to the lender to secure the outstanding indebtedness under this facility ($611,000 was outstanding under the line of credit at December 31, 2003).

        We may raise additional capital in the near future, either through bank borrowings, or other debt or equity financings. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. These conditions, together with our recurring losses and cash requirements, raise substantial doubt about our ability to continue as a going concern.

        Our capital requirements will depend on many factors, including, but not limited to:

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  our ability to control costs;

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  market acceptance of our products and the overall level of sales of our products;

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  our ability to generate operating income;

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  increased research and development funding, and required investments in our Iteris, Inc. subsidiary;

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  our ability to purchase the minority interests in Iteris, Inc.;

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  increased sales and marketing expenses;

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  technological advancements and our competitors' response to our products;

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  capital improvements to new and existing facilities;

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  potential acquisitions of businesses and product lines;

  •
  our relationships with customers and suppliers; and

  •
  general economic conditions, including the effects of the current economic slowdown and international conflicts.

        If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

        We Have Adopted A New Operating Strategy, Which Is Untried And Exposes Us To New Risks.    We recently divested ourselves of many of our business units and significantly scaled back our operations in order to focus on the business of our Iteris, Inc. subsidiary. We have abandoned our strategy of incubating emerging companies, which historically required us to make significant investments in new business units. Our current business strategy is narrow and untried, and there is no assurance that our new business strategy or the continued execution of the Iteris, Inc. business will be successful.

        The Trading Price Of Our Common Stock Is Highly Volatile And Our Shares Are No Longer Listed On The Nasdaq SmallCap Market. As Such, You May Not Be Able To Resell Your Shares Of Stock At Or Above The Price You Paid For Them Or At All.    The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $0.45 per share and as high as $29.44 per share and our Class B common stock has traded at prices as low as $0.20 per share and as high as $29.62 per share. In 2003, because we failed to meet the minimum stockholder's equity and minimum share price requirements for continued listing on the Nasdaq SmallCap Market, both our Class A common stock and Class B common stock were delisted from the Nasdaq SmallCap Market and currently trade on the OTC Bulletin Board. As such, the average daily trading volume of common stock has decreased, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, or at all. This delisting may also make it more difficult for us to raise additional funds in the future. In addition, our securities are subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

        The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

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  quarterly variations in operating results;

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  our ability to control costs and improve cash flow;

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  our ability to raise additional capital or repurchase the minority interest in Iteris, Inc.;

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  shortages announced by suppliers;

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  announcements of technological innovations or new products or applications by our competitors, customers or us;

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  acquisitions or businesses, products or technologies;

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  the impact of any litigation;

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  changes in investor perceptions;

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  changes in earnings estimates or investment recommendations by securities analysts; and

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  international conflicts, political unrest and acts of terrorism.

        The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

        We Depend On Government Contracts And Subcontracts, And Because Many Of Our Government Contracts Are Fixed Price Contracts, Higher Than Anticipated Costs Will Reduce Our Profit And Could Adversely Impact Our Operating Results.    A significant portion of the sales by Iteris, Inc. were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 26%, 38% and 47% of our total net sales and contract revenues for the years ended March 31, 2001, 2002 and 2003, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

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  long purchase cycles or approval processes;

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  competitive bidding and qualification requirements;

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  the impact of international conflicts;

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  performance bond requirements;

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  changes in government policies and political agendas;

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  delays in funding, budgetary constraints and cut-backs; and

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  milestone requirements and liquidated damage provisions for failure to meet contract milestones.

        In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

        Economic Slowdown And Related Uncertainties Could Adversely Impact The Demand For Our Products.     Concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military actions have resulted in a downturn in worldwide economic conditions, particularly in the United States. As a result of these unfavorable economic conditions, we have experienced a slowdown in customer orders, cancellations and rescheduling of backlog and higher overhead costs. In addition, recent political and social turmoil related to international conflicts and terrorist acts can be expected to put further pressure on economic conditions in the U.S. and worldwide. These political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

        Our Quarterly Operating Results Fluctuate As A Result Of Many Factors. Therefore, We May Fail To Meet Or Exceed The Expectations Of Securities Analysts And Investors, Which Could Cause Our Stock Price To Decline.    Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

  •
  our ability to raise additional capital and repurchase the minority interest in Iteris, Inc.;

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  our ability to control costs;

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  international conflicts and acts of terrorism;

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  our ability to develop, introduce, market and gain market acceptance of new products, applications and product enhancements in a timely manner, or at all;

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  the size, timing, rescheduling or cancellation of significant customer orders;

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  the introduction of new products by competitors;

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  the availability of components used in the manufacture of our products;

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  changes in our pricing policies and the pricing policies by our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

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  the long lead times associated with government contracts or required by vehicle manufacturers;

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  our success in expanding and implementing our sales and marketing programs;

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  the effects of technological changes in our target markets;

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  our relatively small level of backlog at any given time;

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  the mix of our sales;

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  deferrals of customer orders in anticipation of new products, applications or product enhancements;

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  risks and uncertainties associated with our international business;

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  currency fluctuations and our ability to get currency out of certain foreign countries; and

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  general economic and political conditions.

        In addition, our sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact our quarter-to-quarter results. The loss of or a substantial reduction in orders from any significant customer could seriously harm our business, financial condition and results of operations.

        Due to all of the factors listed above and, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

        If We Do Not Keep Pace With Rapid Technological Changes And Evolving Industry Standards, We Will Not Be Able To Remain Competitive And There Will Be No Demand For Our Products.    Our markets are in general characterized by the following factors:

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  rapid technological advances;

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  downward price pressure in the marketplace as technologies mature;

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  changes in customer requirements;

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  frequent new product introductions and enhancements; and

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  evolving industry standards and changes in the regulatory environment.

        Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements.

        We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in outdoor image processing hardware, software and camera technologies in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

        If We Are Unable To Develop And Introduce New Products And Product Enhancements Successfully And In A Cost-Effective And Timely Manner, Or To Achieve Market Acceptance Of Our New Products, Our Operating Results Would Be Adversely Affected.    We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products. Our future success will also depend in part on the success of several products including AutoVue™, our lane departure warning system. We currently outsource the manufacture of our AutoVue™ product line to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of AutoVue™.

        Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. Our business and results of operations could be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

        The Markets In Which We Operate Are Highly Competitive And Have Many More Established Competitors, Which Could Adversely Affect Our Sales Or The Market Acceptance Of Our Products.    We compete with numerous other companies in our target markets including, but not limited to, large, multinational corporations and many smaller regional engineering firms. We expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

        We May Be Unable To Attract And Retain Key Personnel, Which Could Seriously Harm Our Business.    Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel, particularly Joel Slutzky, our Chairman of the Board, who retired in February 2002 as our Chief Executive Officer, Gregory A. Miner, our current Chief Executive Officer and Chief Financial Officer, and Jack Johnson, the Chief Executive Officer of Iteris, Inc. The loss of any of these individuals could adversely affect our business, financial condition or results of operations. Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

        We May Not be Able To Adequately Protect Or Enforce Our Intellectual Property Rights, Which Could Harm Our Competitive Position.    If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

        From time to time, we have received notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management's resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

        We May Engage In Acquisitions Of Companies Or Technologies That May Require Us To Undertake Significant Capital Infusions And Could Result In Disruptions Of Our Business And Diversion Of Resources And Management Attention.    We have historically, and may in the future, acquire complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

  •
  potential disruption of our ongoing business and the diversion of our resources and management's attention;

  •
  the failure to retain or integrate key acquired personnel;

  •
  the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

  •
  increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

  •
  the incurrence of unforeseen obligations or liabilities;

  •
  potential impairment of relationships with employees or customers as a result of changes in management; and

  •
  increased interest expense and amortization of acquired intangible assets.

        Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or intangible asset amortization, or other adverse tax or audit consequences. We cannot assure you that we will be able to identify or consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

        Our International Business Operations May Be Threatened By Many Factors That Are Outside Of Our Control.    Despite the reorganization of our European operations and the resulting reduction in international sales, we continue to engage in international operations. International business operations are also subject to other inherent risks, including, among others:

  •
  unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

  •
  longer accounts receivable payment cycles;

  •
  difficulties in managing and staffing international operations;

  •
  potentially adverse tax consequences;

  •
  the burdens of compliance with a wide variety of foreign laws and more restrictive labor laws and obligations;

  •
  import and export license requirements and restrictions of the United States and each other country in which we operate;

  •
  exposure to different legal standards and reduced protection for intellectual property rights in some countries;

  •
  currency fluctuations and restrictions; and

  •
  political, social and economic instability.

        We believe that continued growth and profitability could require expansion of our international operations. Nearly all of our international sales from this point on are denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

        Any of the factors mentioned above may adversely affect our future international sales and, consequently, affect our business, financial condition and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

        Some Of Our Directors, Officers And Their Affiliates Can Control The Outcome Of Matters That Require The Approval Of Our Stockholders, And Accordingly We Will Not be Able To Engage In Certain Transactions Without Their Approval.    As of December 31, 2003, our officers and directors beneficially owned approximately 21% of the total combined voting power of the outstanding shares of our Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

        Our Stock Structure And Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us.    Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

        In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, growth in revenue, our ability to control costs, our accounting estimates, assumptions and judgments, the need for additional capital, the investment in research and development for our subsidiaries and business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new products, enhancements or applications, the adoption of future industry standards, our production capacity, our ability to raise capital, and our ability to achieve profitability, or repurchase the minority interest in our Iteris subsidiary. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section "Risk Factors" beginning on page 5 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

        The shares of Class A common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants held by the selling stockholders and those proceeds will be used for our general corporate purposes.

PRICE RANGE OF COMMON STOCK

        Our Class A common stock and Class B common stock were delisted from the Nasdaq SmallCap Market in August 2003 and April 2003, respectively, and are currently quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively. Prior to that, our Class A common stock and Class B common stock were listed on the Nasdaq SmallCap Market under the symbols "ODETA" and "ODETB," respectively. Prior to April 22, 2002, our Class A common stock and Class B common stock were listed on the Nasdaq National Market. The following table sets forth for the fiscal periods indicated the high and low sales prices for the Class A common stock and Class B common stock as reported by the Nasdaq Stock Market and the OTC Bulletin Board, as applicable.

	Class A Common Stock		Class B Common Stock
	High	Low	High	Low
Fiscal 2002
Quarter Ended June 30, 2001	$4.60	$1.88	$4.64	$2.95
Quarter Ended September 30, 2001	2.49	1.24	3.80	1.37
Quarter Ended December 31, 2001	2.10	1.05	2.58	1.35
Quarter Ended March 31, 2002	1.95	1.34	3.75	1.82
Fiscal 2003
Quarter Ended June 30, 2002	$1.70	$1.27	$2.57	$1.85
Quarter Ended September 30, 2002	1.52	.85	2.00	1.00
Quarter Ended December 31, 2002	1.03	.45	1.00	.42
Quarter Ended March 31, 2003	.74	.51	.75	.52
Fiscal 2004
Quarter Ended June 30, 2003	$.89	$.45	$.53	$.20
Quarter Ended September 30, 2003	1.75	.51	.20	.20
Quarter Ended December 31, 2003	2.60	1.36	.40	.20
Quarter Ending March 31, 2004 (through February 13, 2004)	2.65	1.91	2.15	.40

        As of December 31, 2003, we had 509 holders of record of Class A common stock and 97 holders of record of Class B common stock according to information furnished by our transfer agent. On February 13, 2004, the last reported sale price for the Class A common stock was $2.65 per share. The last reported sale of the Class B common stock occurred on February 11, 2004 at a price of $2.15 per share.

DIVIDEND POLICY

        We have never paid or declared cash dividends on either class of our common stock, and have no current plans to pay such dividends in the foreseeable future. We currently intend to retain any earnings for working capital and general corporate purposes. The payment of any future dividends will be at the discretion of our Board of Directors, and will depend upon a number of factors, including, but not limited to, future earnings, the success of our business, our capital requirements, our general financial condition and future prospects, the consent of current or future lenders and such other factors as the Board may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected consolidated financial data for each of the five fiscal years ended March 31, 1999, 2000, 2001, 2002 and 2003, and comparative nine month periods ended December 31, 2002 and 2003. The statement of operations and balance sheet data for the years ended and as of March 31, 1999, 2000, 2001, 2002 and 2003 are derived from our audited consolidated financial statements. The financial data for the nine months ended and as of December 31, 2002 and 2003 are derived from our interim unaudited consolidated financial statements. Such unaudited financial statements include all adjustments which we consider necessary for a fair presentation of our financial position and results of operations for such period. Operating results for the nine months ended December 31, 2003 are not necessarily indicative of results that may be expected for the year ended March 31, 2004. The accompanying consolidated financial statements have been restated to reflect the classification and presentation of Broadcast, Zyfer and MAXxess as discontinued operations for all periods presented. See Notes 1 and 2 to consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended March 31,					Nine Months Ended Dec. 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data
Net sales and contract revenues:
Net sales	$4,339	$7,740	$10,626	$17,104	$19,112	$14,000	$17,608
Contract revenues	10,240	15,671	17,430	20,205	22,283	16,510	16,300

Total net sales and contract revenues	14,579	23,411	28,056	37,309	41,395	30,510	33,908
Costs and expenses:
Cost of net sales	3,129	4,308	5,558	8,401	9,366	6,796	9,491
Cost of contract revenues	7,196	11,310	11,463	12,043	15,110	11,225	11,027
Selling, general and administrative expenses	9,619	15,201	15,882	14,627	14,105	9,351	9,754
Research and development expenses	2,150	3,698	5,526	3,434	3,908	2,758	3,044
Restructuring charges	—	—	367	1,142	—	—	—

Total costs and expenses	22,094	34,517	38,796	39,647	42,489	30,130	33,316

Income (loss) from operations	(7,515)	(11,106)	(10,740)	(2,338)	(1,094)	380	592
Non-operating income (expense):
Royalty income	—	38,437	17,825	—	—	—	—
Other income, net	323	—	188	(1,365)	417	640	970
Interest expense, net	(1,807)	(1,919)	(1,762)	(4,190)	(761)	(694)	(92)

Income (loss) before income taxes	(8,999)	25,412	5,511	(7,893)	(1,438)	326	1,470
Income tax benefit (provision)	—	—	—	785	—	—	(744)

Income (loss) from continuing operations before minority interest	(8,999)	25,412	5,511	(7,108)	(1,438)	326	726
Minority interest in earnings of subsidiary	—	—	—	(1,910)	(3,818)	2,992	2,518

Income (loss) from continuing operations	(8,999)	25,412	5,511	(9,018)	(5,256)	(2,666)	(1,792)
Income (loss) from discontinued operations, net of taxes of $0	(11,119)	(27,691)	(38,051)	(17,120)	(7,892)	(2,157)	1,682
Extraordinary loss from early extinguishment of debt, net of taxes of $0	—	—	—	(450)	—	—	—

Net loss	$(20,118)	$(2,279)	$(32,540)	$(26,588)	$(13,148)	$(4,823)	$(110)

Basic earnings (loss) per share:
Continuing operations	$(1.15)	$2.80	$0.55	$(0.80)	$(0.37)	$(0.19)	$(0.10)
Discontinued operations	(1.42)	(3.05)	(3.81)	(1.52)	(0.55)	(0.15)	0.09
Extraordinary loss	—	—	—	(0.04)	—	—	—

Basic loss per share	$(2.57)	$(0.25)	$(3.26)	$(2.36)	$(0.92)	$(0.34)	$(0.01)

Diluted earnings (loss) per share:
Continuing operations	$(1.15)	$2.69	$0.54	$(0.80)	$(0.37)	$(0.19)	$(0.10)
Discontinued operations	(1.42)	(2.93)	(3.73)	(1.52)	(0.55)	(0.15)	0.09
Extraordinary loss	—	—	—	(0.04)	—	—	—

Diluted loss per share	$(2.57)	$(0.24)	$(3.19)	$(2.36)	$(0.92)	$(0.34)	$(0.01)

Shares used in calculating basic loss per share	7,820	9,089	9,977	11,267	14,276	13,996	17,705

Shares used in calculating diluted loss per share	7,820	9,444	10,209	11,267	14,276	13,996	17,748

	At March 31,					At Dec. 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$26,066	$26,830	$2,114	$(7,349)	$3,368	$11,142	$6,907
Total assets	81,355	81,850	68,061	52,238	34,842	40,062	27,934
Long-term debt (less current portion)	19,962	10,649	4,791	2,042	1,265	1,680	902
Accumulated deficit	(23,913)	(26,192)	(58,732)	(85,320)	(98,468)	(90,143)	(98,578)
Total stockholders' equity (deficit)	36,323	36,110	20,378	5,255	(4,288)	(3,169)	(1,597)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

        You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this document contain forward-looking information that involves risk and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under the sections entitled "Risk Factors," "Business" and elsewhere in this document. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Overview

        We have historically operated multiple business units. During the fiscal year ended March 31, 2003 ("fiscal 2003"), we operated in three business segments consisting of ITS, video products and telecom products. The ITS segment consisted of our majority-owned subsidiary, Iteris, Inc., which designs, develops, markets and implements video sensor systems and transportation management and traveler information systems for the ITS industry. The video products segment consisted of our former wholly-owned subsidiaries, MAXxess Systems, Inc. (previously known as Gyyr Incorporated), which designed and manufactured security management systems, and Broadcast, Inc., which developed and supplied software based systems to automate and control the multiple classes of equipment used in broadcast studios and satellite uplink facilities. Our telecom segment consisted of our wholly-owned subsidiary, Zyfer, Inc., which developed and manufactured timing and synchronization products and which, prior to its incorporation, was operated as our Communications division. All references to our subsidiaries in this prospectus include the prior business and results of operations of such subsidiaries as our business units prior to their incorporation.

        During the quarter ended December 31, 2000, we began a restructuring to reduce our overall expenses and to focus our business on those areas that we believe would provide the highest return for our stockholders. This restructuring resulted in a 25% reduction in our workforce in the fiscal year ended March 31, 2001 ("fiscal 2001") as compared to the prior year and the discontinuation of certain product lines.

        Beginning in 2001, we began divesting certain of our business units in order to reduce our operating expenses and to focus on what we believe is our core business, Iteris, Inc. In April 2001, we bifurcated Gyyr's operations into the Gyyr Closed Circuit Television ("CCTV") Products line, which manufactured analog and digital storage systems, and the Gyyr Electronic Access Control division, which develops and manufactures enterprise security management systems for facility security and trace detection of dangerous chemicals. In September 2001, we sold substantially all of the assets and certain liabilities of the Gyyr CCTV Products line for $8.8 million. In connection with this sale, we changed the name of Gyyr to MAXxess Systems, Inc. to reflect the focus of this business on electronic access control systems.

        In September 2001, in connection with continued cost control efforts and the slowdown in the telecommunications industry, our Board of Directors approved the immediate discontinuation of Mariner Networks, Inc., our former wholly-owned subsidiary, that was historically part of our telecom segment. Mariner had previously been a manufacturer of telecommunications equipment. As a result of the sale of the Gyyr CCTV Products line and the discontinuation of Mariner Networks, we reorganized our European operations and further reduced our overall staffing levels. The reorganization of the European operations included the discontinuation of our Odetics Europe Ltd., Gyyr Europe Ltd., Mariner France and Mariner Europe Ltd. operations, and the transition of our Broadcast and MAXxess international operations to branch office operations with the intent of lowering our international costs. In connection with this restructuring, 34 employees were terminated in the quarter ended December 31, 2001 and 78 employees were terminated in the quarter ended March 31, 2002.

        In March 2003, we decided to cease the development and sale of any new Broadcast products and in September 2003, we sold the balance of our Broadcast business.

        In May 2003, we sold substantially all of the assets of Zyfer for a purchase price of $2.3 million in cash and the assumption of liabilities, plus future incentive payments of up to $1 million in each of the years ended April 30, 2004 and 2005. The amount of these future incentive payments will be based on the revenues generated by the sale of Zyfer's products or the license of its technologies.

        The Company currently operates in two reportable segments: Sensors and Systems. The Sensor segment includes Vantage vehicle detection systems for traffic intersection control and AutoVue sensors for vehicle safety. Systems includes transportation engineering and consulting activities.

        In September 2003, we sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. The consideration for the sale consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.3 million on this sale.

        Our financial statements for all periods presented in this report have been restated to reflect the discontinuation of the operations of Gyyr, Broadcast, Zyfer, Mariner Networks and MAXxess and, accordingly, only reflect the operations of Iteris Inc.

        The Company currently operates in two reportable segments: Sensors and Systems. The Sensors segment includes Vantage vehicle detection systems for traffic intersection control and AutoVue sensors for in vehicle safety. Systems includes transportation engineering and consulting activities.

        We have historically generated significant net losses including $13.1 million in fiscal 2003 and $26.6 million in fiscal 2002. While we have substantially reduced our operating losses in recent periods, we have experienced negative cash flows from operations in the amount of $2.4 million for the nine months ended December 31, 2003, $4.8 million in fiscal 2003 and $18.2 million in fiscal 2002 and had a stockholders' deficit of $1.6 million at December 31, 2003 and $4.3 million at March 31, 2003. Our operations may continue to use net cash at least through the end of fiscal 2004. These conditions, together with our recurring losses, cash requirements and stockholders' deficit, raise substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies And Estimates

        Management's Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements included herein, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate these estimates and assumptions, including those related to the collectibility of accounts receivables, the valuation of inventories, the recoverability of long-lived assets, including goodwill, and reserves for restructuring and related activities. We base these estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions by their nature involve risks and uncertainties, and may prove to be inaccurate. In the event that any of our estimates or assumptions are inaccurate in any material respect, it could have a material adverse effect on our reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Revenue Recognition.    We record product revenues and related cost of sales upon transfer of title, which is generally upon shipment or, if required, upon acceptance by the customer, provided that we believe collectibility of the net sales amount is probable. Accordingly, at the date revenue is recognized, the significant uncertainties concerning the sale have been resolved. Unless otherwise stated in our product literature, we provide a one to two year warranty on all product material and workmanship, and establish reserves for potential warranty returns as products are shipped. Defective products are either repaired or replaced, at our option, upon meeting certain criteria.

        Contract revenue is derived primarily from long-term contracts with governmental agencies. Contract revenue includes costs incurred plus a portion of estimated fees or profits determined on the percentage of completion method of accounting based on the relationship of costs incurred to total estimated costs. We record a charge to earnings for any anticipated losses on contracts in the period in which such losses are identified. Changes in job performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to cost and revenue and are recognized in the period in which the revisions are determined.

        We record revenues from follow-on service and support, for which we charge separately, in the period in which such services are performed.

        Accounts Receivable.    We estimate the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding over a certain period of time. We have recorded reserves for receivables deemed to be at risk for collection as well as a general reserve based on our historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of our customers deteriorates, resulting in an impairment of their ability to make required payments, additional allowances may be required which could adversely affect our operating results.

        Inventory.    We state our inventories at the lower of cost or market and provide reserves for potentially excess and obsolete inventory. In assessing the ultimate realization of inventories, we make judgments as to future demand requirements and compare that with the current or committed inventory levels. Reserves are established for inventory levels that exceed future demand. It is possible that reserves over and above those already established may be required in the future if market conditions for our products should deteriorate.

        Goodwill and Purchased Intangible Assets.    The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. Goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. The amounts and useful lives assigned to other intangible assets impact future amortization. If the assumptions and estimates used to allocate the purchase price are not correct or if business conditions change, purchase price adjustments or future asset impairment charges could be required.

        Impairment of Assets and Restructuring.    During fiscal 2003, we recorded reserves and asset write-downs in connection with the sale of substantially all of the assets of Zyfer and the discontinuation of Broadcast. These include estimates pertaining to the fair value of assets and facility closure costs. Although we do not anticipate significant changes, the actual assets values and closure costs may differ from the amounts estimated.

Results of Operations

        The following table sets forth certain income statement data as a percentage of total net sales and contract revenues for the periods indicated. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Fiscal Year Ended March 31,			Nine Months Ended December 31,
	2001	2002	2003	2002	2003
Net sales and contract revenues:
Net sales	37.9%	45.8%	46.2%	45.9%	51.9%
Contract revenues	62.1	54.2	53.8	54.1	48.1

Total net sales and contract revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of net sales	19.8	22.5	22.6	22.3	28.0
Cost of contract revenues	40.9	32.3	36.5	36.8	32.5
Selling, general and administrative expense	56.6	39.2	34.1	30.6	28.7
Research and development expense	19.7	9.2	9.4	9.0	9.0
Restructuring charges	1.3	3.1	—	—	—

Total costs and expenses	138.3	106.3	102.6	98.7	98.2

Income (loss) from operations	(38.3)	(6.3)	(2.6)	1.3	1.8
Non-operating income (expense):
Royalty income	63.5	—	—	—	—
Other income (loss), net	0.6	(3.7)	1.0	2.1	2.9
Interest expense, net	(6.3)	(11.2)	(1.8)	(2.3)	(0.3)

Income (loss) before income taxes	19.5	(21.2)	(3.5)	1.1	4.4
Income tax benefit (provision)	—	2.1	—	—	(2.2)

Income (loss) from continuing operations before minority interest	19.5	(19.1)	(3.5)	1.1	2.2
Minority interest in earnings of subsidiary	—	(5.1)	(9.2)	(9.8)	(7.4)

Income (loss) from continuing operations	19.5	(24.2)	(12.7)	(8.7)	(5.2)
Income (loss) from discontinued operations, net of income taxes of $0	(135.6)	(45.9)	(19.1)	(7.1)	5.0
Extraordinary loss from early extinguishment of debt, net of income taxes of $0	—	(1.2)	—	—	—

Net loss	(116.1)%	(71.3)%	(31.8)%	(15.8)%	(0.2)%

Nine Months Ended December 31, 2003 Compared to Nine Months Ended December 31, 2002

        Net Sales and Contract Revenues.    Net sales and contract revenues consist principally of (i) sales of products and services to commercial customers and municipal agencies ("net sales") and primarily consists of sales of our Vantage video detection systems and AutoVue lane departure warning systems and (ii) revenues derived from systems integration and ITS consulting services with state, county and municipal agencies ("contract revenues"). Total net sales and contract revenues increased 4.7% to $11.1 million for the three months ended December 31, 2003, compared to $10.6 million in the corresponding period of the prior fiscal year, and increased 11.1% to $33.9 million for the nine months ended December 31, 2003, compared to $30.5 million in the corresponding period of the prior fiscal year.

        Net sales increased 22.9% to $5.9 million for the three months ended December 31, 2003, compared to $4.8 million in the corresponding period of the prior fiscal year and increased 25.7% to $17.6 million for the nine months ended December 31, 2003, compared to $14.0 million in the corresponding period of the prior fiscal year. Sales of Vantage video detection products increased 5.8% and 14.9% in the three and nine month periods ended December 31, 2003, respectively, compared to the corresponding period of the prior year. Net sales derived from AutoVue products and license revenue increased 197.8% and 142.0% in the three and nine month periods ended December 31, 2003 compared to the corresponding period of the prior year. The increase in Vantage net sales reflects increased unit sales in North America compared to the same period of the prior fiscal year. The increase in net sales of AutoVue products reflects license fee revenue and fees for non-recurring engineering costs derived from Valeo, our strategic partner for the passenger car OEM customer base, in addition to increased unit sales of AutoVue products to the European commercial truck market. The increase in AutoVue unit sales reflects increased unit sales to both new and existing customers in addition to technology license revenue derived from our agreement with Valeo.

        Contract revenues decreased 10.3% to $5.2 million for the three months ended December 31, 2003, compared to $5.8 million in the corresponding period of the prior fiscal year and decreased 1.2% to $16.3 million for the nine months ended December 31, 2003, compared to $16.5 million in the corresponding period of the prior fiscal year. Our contract revenues are represented by a broad range of fixed price and cost plus fixed fee contracts for engineering study, design, systems integration and implementation. The market for these services is highly dependent upon continued budget appropriations and contract grants at the Federal and State level. We are particularly dependent upon contract activity within the State of California, where a significant portion of our business has been derived for the nine months ended December 31, 2003. The decrease in contract revenues in the three and nine month periods reflects near term softness in the market which we believe is a result of California's budget turmoil.

        Gross Profit.    Gross profit as a percentage of net sales and contract revenues decreased to 39.6% for the three months ended December 31, 2003, compared to 40.3% in the corresponding period in the prior fiscal year. Gross profit as a percentage of net sales and contract revenues decreased to 39.5% for the nine months ended December 31, 2003, compared to 40.9% in the corresponding period in the prior fiscal year.

        Gross profit as a percentage of net sales decreased to 47.3% for the three months ended December 31, 2003, compared to 52.7% in the corresponding period of the prior fiscal year. Gross profit as a percentage of net sales decreased to 46.1% for the nine months ended December 31, 2003, compared to 51.5% in the corresponding period of the prior fiscal year. The decrease in the three month period primarily reflects the impact to gross profit of competitive pricing on large state contracts for Vantage products, which was partially offset by increased gross profit on AutoVue products. Gross profit on AutoVue products increased in the three months ended December 31, 2003 compared to the corresponding period of the prior fiscal year as a result of the impact of license fee revenue derived from Valeo in 2003. Gross profits for the nine months ended December 31, 2003 were negatively affected by the continued impact of pricing pressures on large state contracts for Vantage products, in addition to lower gross profits on AutoVue products as a result of increased unit sales of product to the commercial truck market. During the nine months ended December 31, 2002, revenues from AutoVue consisted primarily of sales of sample product and non-recurring engineering fees at relatively high gross profit margins and unit sales to the commercial truck market. During the nine months ended December 31, 2003, commercial truck unit sales increased and AutoVue recognized license revenue derived from its relationship with Valeo. This resulted in a 142.0% increase in AutoVue revenues compared to the corresponding period of the prior fiscal year. Gross profit derived from unit sales to the truck market was lower than gross profit derived from engineering activities historically conducted during fiscal 2003.

        Gross profit as a percentage of contract revenues marginally increased to 30.7% for the three months ended December 31, 2003, compared to 30.1% in the corresponding period of the prior fiscal year. Gross profit as a percentage of contract revenues was 32.3% for the nine months ended December 31, 2003 compared to 32.0% in the corresponding period of the prior fiscal year. Contract revenues historically have been derived from a large number of individual contracts. The underlying mix of contracts and the related timing of revenue and cost recognition will impact quarterly gross profit performance on contract revenues in a given quarter. We recognize contract revenues and the related gross profit using percentage of completion contract accounting.

        Selling, General and Administrative Expense.    Selling, general and administrative expense decreased 9.0% to $3.0 million (or 26.9% of total net sales and contract revenues) in the three months ended December 31, 2003, compared to $3.3 million (or 31.1% of total net sales and contract revenues) in the corresponding period of the prior fiscal year. Selling, general and administrative expense increased 4.3% to $9.8 million (or 28.8% of total net sales and contract revenues) in the nine months ended December 31, 2003, compared to $9.4 million (or 30.6% of total net sales and contract revenues) in the corresponding period of the prior fiscal year. In the three and nine month periods ended December 31, 2003 we engaged in substantial cost reduction efforts which included the restructuring of our facilities leases and substantial reductions in expenses related to executive services, accounting and information technology, compared to the corresponding period of the prior fiscal year. The decrease in the three month periods principally reflects the results of these efforts. The increase in the nine month periods primarily reflects increased spending to support sales and marketing infrastructure and programs in both Vantage and AutoVue products, which was only partially offset by the aforementioned reduction in administrative expenses. These programs include the international expansion of Vantage products, and product marketing and public relations support of AutoVue products.

        Research and Development Expense.    Research and development expense increased 11.7% to $1.0 million (or 9.3% of total net sales and contract revenues) in the three months ended December 31, 2003, compared to $928,000 (or 8.8% of total net sales and contract revenues) in the corresponding period of the prior fiscal year. Research and development expense increased 10.4% to $3.0 million (or 9.0% of total net sales and contract revenues) in the nine months ended December 31, 2003 compared to $2.8 million (or 9.0% of total net sales and contract revenues) in the corresponding period of the prior fiscal year. The increase in the three and nine month periods reflects increased spending to support the development of Vantage products which was partially offset by decreased spending to support the development of AutoVue products. Vantage product development primarily reflects activities for product line extensions to support new communications platforms and to accommodate new camera designs. These increases were primarily in the areas of personnel costs and related benefits and overhead, prototype material cost and consulting fees. For competitive reasons, we closely guard the confidentiality of our specific development projects.

        Other Income.    Other income during the nine months ended December 31, 2003 primarily reflects the gain recognized on the renegotiation of our facilities leases, which was completed during the three months ended September 30, 2003. Other income during the nine months ended December 31, 2002 reflects the gain recognized on the sale of our Anaheim facilities in fiscal 2002.

        Interest Expense.    Interest expense decreased 74.5% to $25,000 in the three months ended December 31, 2003, compared to $98,000 in the corresponding period of the prior fiscal year. The decrease was primarily as a result of lower interest rates and lower average outstanding borrowings. Interest expense decreased 86.7% to $92,000 in the nine months ended December 31, 2003, compared to $694,000 in the corresponding period of the prior year because we repaid $16.4 million in outstanding indebtedness upon the sale and leaseback of our Anaheim, facilities.

        Income Taxes.    Iteris Holdings owns less than 80% of its operating subsidiary, Iteris, Inc. and accordingly does not file a consolidated federal tax return. Income tax expense of $293,000 and $744,000 in the three and nine months ended December 31, 2003, respectively, reflects the estimated tax provisions of Iteris, Inc. based upon its actual taxable income in the current fiscal year. On a consolidated basis, we have not provided any income tax benefit for the losses incurred in the three and nine months ended December 31, 2003 due to the uncertainty as to the ultimate realization of the related benefit.

Years Ended March 31, 2003, 2002 and 2001

        Net Sales and Contract Revenues.    We currently have a diverse customer base and no customer constituted over 10% of our total net sales and contract revenues in fiscal 2003. Total net sales and contract revenues increased 11.0% to $41.4 million for the fiscal year ended March 31, 2003 ("fiscal 2003") compared to $37.3 million in fiscal 2002, and increased 33.0% for the fiscal year ended March 31, 2002 ("fiscal 2002") compared to $28.1 million for the fiscal year ended March 31, 2001 ("fiscal 2001").

        Net sales increased 11.7% to $19.1 million in fiscal 2003 compared to $17.1 million in fiscal 2002, and increased 61.0% in fiscal 2002 compared to $10.6 million in fiscal 2001. The increase in net sales in each of the periods primarily reflects an increase in the unit sales of our Vantage vehicle detection systems, and to a lesser extent increased sales of our Iteris' AutoVue lane departure warning systems. Vantage sales comprised 93.9%, 89.6%, and 92.0% of net sales in each of the three fiscal years ended 2001, 2002, and 2003, respectively. All of the Vantage revenues were derived from sales within North America. The sales growth reflects the market adoption of video based detection technologies for traffic intersection management.

        Contract revenues increased 10.3% to $22.3 million in fiscal 2003 compared to $20.2 million in fiscal 2002, and increased 15.9% compared to $17.4 million in fiscal 2001. The increase in contract revenues in each fiscal year primarily reflects an increase in volume of ITS projects. The growth in contract revenues reflects a general expansion of our systems consulting and integration business. This expansion has been characterized by the addition of new offices into additional geographic regions including Georgia, Colorado and Idaho. All of our contract revenue is currently derived from North America.

        Gross Profit.    Total gross profit was unchanged at $16.9 million in fiscal 2003 compared to $16.9 million in fiscal 2002, and increased 52.8% in fiscal 2002 compared to $11.0 million in fiscal 2001. Total gross profit as a percent of net sales and contract revenues decreased to 40.9% in fiscal 2003 compared to 45.2% in fiscal 2002 and 39.3% in fiscal 2001.

        Gross profit as a percentage of net sales increased to 51.0% in fiscal 2003 compared to 50.9% in fiscal 2002 and 47.7% in fiscal 2001. The increase in gross profit as a percent of net sales in fiscal 2003 compared to 2002 reflects the net effect of increased gross profit on Vantage product sales offset by decreased margins on AutoVue product sales. We achieved a 200 basis point increase in gross profit on sales of Iteris' Vantage video detection systems, in conjunction with a 14.7% increase in sales of these products in fiscal 2003 compared to 2002. In fiscal 2003, however, AutoVue product sales began transitioning from low volume, high margin sample sales to early production volume of units for the truck market. The impact of this transition was to lower overall gross profit in net sales in fiscal 2003.

        The increase in gross profit as a percent of net sales in fiscal 2002 compared to fiscal 2001 reflected increased gross profit on both Vantage and AutoVue products. The increase in Vantage gross profit in fiscal 2002 largely reflects a 53.5% increase in Vantage sales and related improved manufacturing efficiencies. The increase in AutoVue gross profit primarily reflects increased volume of sample sales to selected customers in fiscal 2002 at an average gross profit of 72.5% in fiscal 2002 compared to 60.8% in fiscal 2001.

        Gross profit as a percent of contract revenues decreased to 32.2% in fiscal 2003 compared to 40.4% in fiscal 2002 and 34.2% in fiscal 2001. The decrease in fiscal 2003 reflects a mix of lower margin contracts in fiscal 2003 as compared to fiscal 2002. Furthermore, gross profit on contract revenues in fiscal 2002 benefited approximately 610 basis points from a $1.4 million reduction in loss reserves on certain long-term contracts resulting from changes in the scope of work defined by a major customer, most of which were nonrecurring in fiscal 2003. Net of such adjustments and profit realizations, we anticipate that gross profits as a percent of contract revenues are typically realized in a range of 31.0% to 35.0%, depending upon the mix and scope of work undertaken during any given reporting period. We recognize contract revenues and related gross profit using percentage of completion contract accounting, and the underlying mix of contract activity primarily affects the related gross profit recognized in any given year.

        Selling, General and Administrative Expense.    Selling, general and administrative expense decreased 3.6% to $14.1 million (or 34.1% of total net sales and contract revenues) in fiscal 2003 compared to $14.6 million (or 39.2% of total net sales and contract revenues) in fiscal 2002, and decreased 7.9% in fiscal 2002 compared to $15.9 million (or 56.6% of total net sales and contract revenues) in fiscal 2001. The decrease in selling, general and administrative expense in fiscal 2003 reflects general cost reductions related to staffing and outside services for legal and accounting expenses, which was partially offset by increased sales and marketing costs to support Vantage and AutoVue products.

        The decrease in selling, general and administrative expense in fiscal 2002 reflects the cost savings associated with our abandonment of investment in personalized transfer information programs in late fiscal 2001, and the restructuring of our cost structure following our aborted initial public offering in March 2000.

        Research and Development Expense.    Research and development expense increased 13.8% to $3.9 million (or 9.4% of total net sales and contract revenues) in fiscal 2003 compared to $3.4 million (or 9.2% of total net sales and contract revenues) in fiscal 2002, and decreased 37.9% in fiscal 2002 compared to $5.5 million (or 19.7% of total net sales and contract revenues) in fiscal 2001. For competitive reasons, we closely guard the confidentiality of specific development projects.

        The increase in research and development expense in fiscal 2003 compared to 2002 primarily reflects software algorithm development and new hardware designs for enhancements to our existing product family of Vantage video detection systems, in addition to development of video detection products that are expected to be announced in fiscal 2004.

        The decrease in research and development expense in fiscal 2002 reflects reduced spending on development of technology to support personalized traveler information systems. The decrease in research and development expense in fiscal 2002 was primarily in the areas of payroll and related benefits, prototype material costs and consulting fees.

        Restructuring Charges.    The restructuring charge of $1.1 million in fiscal 2002 reflects costs related to the reorganization of our European operations and costs for severance for labor reductions domestically and abroad totalling approximately $400,000 in addition to $700,000 related to severance charges incurred upon the retirement of the former Chief Executive Officer of Iteris Holdings.

        In fiscal 2001, we incurred restructuring charges of $367,000 related to severance payments for staffing reductions.

        Royalty Income.    During fiscal 2001, in connection with the settlement of patent litigation that Iteris Holdings filed against StorageTek, we received proceeds, net of expenses and fees, of approximately $17.8 million in full settlement of the amounts due to us.

        Other Income (Expense), Net.    Other income (expense), net reflects the following (in thousands):

	Year Ended March 31,
	2001	2002	2003
Gain on sale of real estate	$—	$—	$640
Loss on sale of Iteris common stock	—	(1,596)	(310)
Other	188	231	87

Other income (expense), net	$188	$(1,365)	$417

        Other income (expense), net in fiscal 2003 includes a gain of $640,000 recognized on the sale and leaseback of our Anaheim, California facility, which was consummated in May 2002. We sold shares of our Iteris common stock that yielded gross proceeds of $3.8 million and $900,000 in fiscal 2002 and 2003, respectively.

        Interest Expense, Net.    Interest expense, net reflects the net of interest expense and interest income as follows (in thousands):

	Year Ended March 31,
	2001	2002	2003
Interest expense	$2,012	$4,190	$761
Interest income	250	—	—

Interest expense, net	$1,762	$4,190	$761

        Interest expense decreased 81.8% in fiscal 2003 compared to fiscal 2002 and increased 108.8% in fiscal 2002 compared to fiscal 2001. As a result of the sale and leaseback of our Anaheim, California facilities, we repaid a $16.4 million outstanding indebtedness under a promissory note in May 2002. The increase in interest expense in fiscal 2002 reflects an increase in our average outstanding borrowings, an increase in our cost of borrowing and $1.2 million of amortization of debt discount associated with a warrant issued in connection with certain of our financing transactions.

        Extraordinary Item.    The extraordinary loss incurred in fiscal 2002 relates to a prepayment penalty we incurred in fiscal 2002 in connection with the retirement of our mortgage note payable resulting from the refinancing of our Anaheim real property.

        Income Taxes.    During fiscal 2002, we recognized an income tax benefit of $785,000 for the recovery of net operating loss carry backs made available under the Job Creation and Workers Association Act of 2002. We have not provided income tax benefit for the losses incurred in fiscal 2003 due to the uncertainty as to the ultimate realization of the related benefit.

        Minority Interest in Subsidiary.    The minority interest represents the minority stockholders' share of Iteris' net income or loss and the accretion of the redemption preference of Iteris's Series A preferred stock.

Liquidity and Capital Resources

        During fiscal 2003, we used $4.8 million of cash to fund our operations. Operating cash flow reflects our net loss of $13.1 million in fiscal 2003 increased for non-cash gains of $1.7 million related to the sale of our Anaheim real property, and decreased by $4.1 million in non-cash reserves for asset impairments related to the write-down of the assets of the discontinued operations of Broadcast and Zyfer, by non-cash charges of $3.8 million related to the minority interest in our Iteris subsidiary and $816,000 for depreciation and amortization. As of December 31, 2003, we had cash and cash equivalents of $329,000.

        During the nine months ended December 31, 2003, we incurred a net loss of $110,000, and used $2.4 million of net cash to fund our operations. Our net loss included non-cash charges related to depreciation and amortization of $643,000 and charges for minority interest in earnings of our Iteris subsidiary of $2.5 million, and was impacted by non-cash gains of $1.6 million related to the amortization of deferred gain on the sale of our facilities, which was completed in September 2002.

        In May 2002, we completed the sale and leaseback of our Anaheim, California facilities for an aggregate sale price of $22.6 million. Approximately $16.4 million of the proceeds from this sale were used to repay the outstanding indebtedness under a promissory note, which was secured by a first deed of trust on our Anaheim facilities. In connection with the sale and leaseback, we pledged cash of $2.5 million to secure our obligations under the lease. The pledged amounts were to be released to us based upon our continued compliance with financial covenants and performance under the lease. The balance of the proceeds from this sale was used for general working capital purposes. We committed to lease one of the two buildings on this property for a period of ten years, and to lease the other building for a period of 30 months.

        In August 2002, we completed a private placement of 2,500,000 of our Class A common stock to an institutional investor for $3.0 million in cash. The transaction, net of expenses, raised net proceeds of approximately $2.7 million. In connection with this offering, we also issued warrants to the investor to purchase up to another 1,250,000 shares at an exercise price of $1.50 per share, and up to 1,250,000 shares at an exercise price of $1.80 per share. The warrants are exercisable at any time by the investor, and are callable by us if the market price of our Class A common stock trades for 20 consecutive days at a price equal or greater than two times the exercise price of the warrants. If all of the warrants are exercised, the total gross proceeds from this transaction are expected to be $7.2 million. The proceeds from the transaction were used to fund general working capital requirements.

        In May 2003, we completed the sale of substantially all the assets of our wholly-owned subsidiary, Zyfer, Inc., for $2.3 million in cash plus the assumption of certain liabilities. The cash proceeds were used to fund working capital requirements and pay short-term liabilities. The asset purchase agreement provides for future incentive payments to us of up to $1.0 million in each of the twelve months ended April 30, 2004 and 2005 based upon the revenues generated from the sale of Zyfer's products or the license of its technologies.

        In July 2003, we concluded a restructuring of our facility lease obligations for our principal operating facilities located in Anaheim, California. Under the revised terms, Iteris Holdings and its Iteris, Inc. subsidiary entered into two separate leases for space totaling 80,000 square feet located at our current Anaheim location. We have been relieved of a continuing lease obligation on approximately 257,000 square feet. In consideration for the restructured agreement, We paid approximately $2.5 million in cash that had been previously pledged as collateral on the lease, in addition to issuing to the lessor 425,000 shares of Iteris Holdings Class A common stock and a note payable for $811,000.

        In July 2003, we completed a private placement of 3,666,666 of our Class A common stock to seven accredited investors for net proceeds of $2.2 million in cash. In connection with this offering, we also issued warrants to the investors to purchase up to another 366,666 shares at an exercise price of

$1.50 per share. The warrants expire in July 2006 and became exercisable in January 2003. The proceeds from the transaction were used to fund our general working capital requirements.

        In September 2003, we completed the sale of the assets of our MAXxess subsidiary to an investor group that included certain members of the MAXxess management group. The consideration for the sale consisted of the assumption by the buyer of $2.7 million of liabilities, resulting in a net gain to Iteris Holdings of approximately $2.3 million. We did not receive any cash in this transaction.

        Our contractual obligations are as follows at December 31, 2003 (in thousands):

	Payments Due by Period
	Total	Remainder of 2004	2005	2006	After 2006
Lines of credit	$611	$611	$—	$—	$—
Capital Lease obligations	50	50	—	—	—
Notes payable	811	—	—	811	—
Operating leases	4,556	1,494	2,411	651	—

Total	$6,028	$2,155	$2,411	$1,462	$—

        Although we have achieved operating income and earnings before interest, taxes, depreciation and amortization during the three and nine months ended December 31, 2003, our operations may continue to use net cash. Our Iteris subsidiary has a revolving line of credit with its principal bank, which expires August 2004 and which provides for available borrowings up to $5.0 million subject to a borrowing formula based upon qualified accounts receivable as defined in the agreement. Borrowings on the line of credit bear interest at prime plus 2.0% (4.0% at December 31, 2003). Borrowings at December 31, 2003 were $611,000 on this line, and $3.8 million was available for borrowing subject to the borrowing base in the credit agreement. Our future cash requirements will be highly dependent upon our ability to control expenses, as well as the successful execution of our revenue plans. As a result, any projections of future cash requirements and cash flows are subject to substantial uncertainty.

        In January 2004, we entered into a non-binding letter of intent to purchase the outstanding shares of preferred stock in our Iteris, Inc. subsidiary. In connection with this proposed transaction, we may engage in an equity or debt financing to fund this acquisition. We cannot assure you that this acquisition will occur on acceptable terms, in a timely manner, or at all.

Recent Accounting Pronouncements

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148") which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting", ("APB 25") to require disclosure effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and net income (loss) per share in both annual and interim financial statements. We follow the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148, and, accordingly, accounts for its stock-based compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after March 15, 2004. The adoption of FIN 46 has not and is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150") which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        Our exposure to interest rate risk is limited to our lines of credit. Iteris' and Iteris Holdings' lines of credit bear interest at the prevailing prime rate, plus 2% and 4% (6% and 10% as of December 31, 2003), respectively. Our $16.0 million note payable, prior to its repayment in May 2002, carried a fixed rate of interest. We estimate that, based on amounts outstanding at December 31, 2003, a 10% increase in the prime rate would result in an increase in interest expense, on an annualized basis, of less than $0.1 million.

BUSINESS

Overview

        Iteris Holdings, Inc. is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety. Using our proprietary software and ITS industry expertise, we provide video sensor systems and transportation management and traveler information systems for the ITS industry. The ITS industry is comprised of companies applying a variety of technologies to enable the safe and efficient movement of people and goods. We use our outdoor image recognition software expertise to develop proprietary algorithms for video sensor systems that improve vehicle safety and the flow of traffic. Using our knowledge of the ITS industry, we design and implement transportation management systems that help public agencies reduce traffic congestion and provide greater access to traveler information.

        Our proprietary image recognition systems include AutoVue™ and Vantage™. AutoVue is a small windshield mounted sensor that uses proprietary software to detect and warn drivers of unintended lane departures. Iteris has approximately 3,000 production AutoVue units that are in use on truck platforms in the European market and are offered as an option on certain Actros trucks, which are part of the Daimler group. We believe that AutoVue is a broad sensor platform that, through additional software development, may be expanded to incorporate additional safety and convenience features. Vantage is a video vehicle sensing system that detects the presence of vehicles at signalized intersections enabling a more efficient allocation of green signal time.

        Our transportation management systems includes the design, development and implementation of our software-based systems that integrate sensors, video surveillance, computers and advanced communications equipment to enable public agencies to monitor, control and direct traffic flow, assist in the quick dispatch of emergency crews and distribute real-time information about traffic conditions. Our services include planning and other engineering for the implementation of transportation related communications systems, analysis and study related to goods movement and commercial vehicle operations, and parking systems designs.

Sales, Marketing and Principal Customers

        We market and sell our transportation management systems and services directly to government agencies pursuant to negotiated contracts that involve competitive bidding and specific qualification requirements. Most of our contracts with federal, state and municipal customers provide for cancellation or renegotiation at the option of the customer upon reasonable notice and fees paid for modification. We use selected members of our engineering team divided on a regional basis to serve in sales and business development functions. We do not engage in international ITS sales. Sales of our systems contracts generally involve long lead times and require extensive specification development, evaluation and price negotiations. No single customer of Iteris accounted for more than 10% of our total net sales and contract revenues.

        We sell our Vantage vehicle detection systems primarily through indirect sales channels comprised of independent dealers in the United States and Canada who sell integrated systems and related products to the traffic intersection market. Our independent dealers are primarily responsible for sales, installation and support of Vantage systems. These dealers maintain an inventory of demonstration traffic products including the Vantage vehicle detection systems and sell directly to government agencies and installation contractors. These dealers often have long-term arrangements with the government agencies in their territory for the supply of various products for the construction and renovation of traffic intersections. We hold technical training classes for its dealers and maintains a full-time staff of customer support technicians to provide technical assistance when needed.

        Our marketing strategy for AutoVue is to establish it as the leading platform for in vehicle video sensing for trucks and passenger cars. We sell AutoVue directly to vehicle manufacturers and major automotive suppliers. We also markets to the manufacturers of automobiles through a strategic relationship with Valeo.

Manufacturing and Materials

        We use local manufacturers based near our Anaheim facility to build subassemblies that are used in its Vantage products. These subassemblies are delivered to our Anaheim facility where they go through a final assembly and test prior to the shipment to our customers. Our manufacturing activities are conducted in approximately 6,000 square feet of space at our Anaheim facility. Most subassemblies used in our products are manufactured by subcontractors who are local to our Anaheim, California facilities. Certain of our cameras used in our products have historically been provided by a Japanese supplier who is sole sourced; however, we are currently qualifying other sources of supply. Production volume is based upon quarterly forecasts that we readjust on a monthly basis to control inventory. We subcontract the manufacture of our AutoVue systems to one manufacturer, and our internal processes are limited primarily to testing and final verification. We currently doe not manufacture any of the hardware used in the transportation management and traveler information systems that we design and implement. Our production facility is currently ISO 9001 certified.

Customer Support and Services

        We provide warranty service and support for each of our products and follow-up service and support, for which we charge separately. Service revenue accounts for less than 5% of total net sales and contract revenues for the year ended March 31, 2003. Customer support is a critical competitive factor.

Backlog

        Our backlog of unfulfilled firm orders was approximately $24.8 million as of March 31, 2003 and was approximately $40.7 million as of March 31, 2002. Approximately 62% of our backlog at March 31, 2002 was recognized as revenues in the fiscal year ended March 31, 2003, and approximately 63% of our backlog at March 31, 2003 is expected to be recognized as revenues in the fiscal year ended March 31, 2004. Pursuant to the customary terms of our agreements with government contractors and other customers, customers can generally cancel or reschedule orders with little or no penalties. Lead times for the release of purchase orders depend upon the scheduling and forecasting practices of our individual customers, which also can affect the timing of the conversion of our backlog into revenues. For these reasons, among others, our backlog at a particular date may not be indicative of our future revenues.

Product Development

        Most of our development activities are conducted at our principal facilities in Anaheim, California. Our company-sponsored research and development costs and expenses were approximately $5.5 million in fiscal 2001, $3.4 million in fiscal 2002 and $3.9 million in fiscal 2003. Although spending for product development declined sharply in fiscal 2002 compared to fiscal 2001, principally due to the discontinuation of development activities related to personalized traveler information products in Iteris and the sale of Gyyr's CCTV Products line, we expect to continue to pursue significant product development programs and incur significant research and development expenditures.

Competition

        We generally face significant competition in each of our target markets. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. We believe that AutoVue is the only commercially-available lane departure warning system used in the U.S. and in Europe, potential competitors of AutoVue include Delphi Automotive Systems Corporation domestically, NEC Corporation and Hitachi Ltd. in Japan and Robert Bosch Gmbh in Europe, which we suspect are currently developing video sensor technologies for the vehicle industry that could be used for lane departure warning systems. In the market for our Vantage vehicle detection systems, we compete with manufacturers of other "above ground" video camera detection systems such as Econolite Control Products, Inc., Trafficon, N.V., Peek Traffic Systems, and other non-intrusive detection devices including microwave, infrared, ultrasonic and magnetic detectors, as well as manufacturers and installers of in-pavement inductive loop products. Our competitors for Vantage products do not disclose specific sales numbers, either because they are private companies or because they are part of larger companies. Based on our interface with them in the market, we believe that we are leading our competitors in annual sales volume for video detection products.

        The transportation management and traveler information systems market is highly fragmented and is subject to evolving national and regional quality and safety standards. Our competitors vary in number, scope and breadth of the products and services they offer. Our competitors in advanced transportation management and traveler information systems include large multi-national corporations such as Transcore, Lockheed Martin Corporation, PB Farradyne Inc., Kimley-Horn and Associates, Inc. and National Engineering Technology, Inc. Iteris' competitors in transportation engineering, planning and design include major firms such as Parsons Brinkerhoff, Inc. and Parsons Transportation Group Inc., as well as many smaller regional engineering firms.

        In general, the markets for the products and services offered by our businesses are highly competitive and are characterized by rapidly changing technology and evolving standards. Many of our current and prospective competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, manufacturing, distribution and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging standards or technologies or to devote greater resources to the promotion and sale of their products. It is also possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We believe that our ability to compete effectively in our target markets will depend on a number of factors, including the success and timing of our new product development, the compatibility of our products with a broad range of computing systems, product quality and performance, reliability, functionality, price, and service and technical support. Our failure to provide services and develop and market products that compete successfully with those of other suppliers and consultants in our target markets would have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property and Proprietary Rights

        Our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. Our policy is to obtain appropriate proprietary rights protection for any potentially significant new technology acquired or developed each of our business units. Iteris currently holds six U.S. patents, which expire commencing in 2012, and has eighteen U.S. patent applications pending, mostly relating to our outdoor image processing techniques used in our AutoVue and Vantage systems. Two of our patents relate specifically to our AutoVue technology and provide a basis for enhanced functionality for rain sensing and improved performance. We believe that our other patents, while important for our technology platforms are less critical to near term product strategy. We cannot assure you that any new patents will be granted pursuant to any outstanding or subsequent applications.

        In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with our employees and consultants, and other similar measures. We do not have any material licenses or trademarks other than those relating to product names. We cannot be certain that we will be successful in protecting our proprietary rights. While we believe our patents, patent applications, software and other proprietary know-how have value, changing technology makes our future success dependent principally upon our employees' technical competence and creative skills for continuing innovation.

        Litigation has been necessary in the past and may be necessary in the future to enforce our proprietary rights, to determine the validity and scope of the proprietary rights of others, or to defend us against claims of infringement or invalidity by others. An adverse outcome in such litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease marketing or using certain products, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, as well as from the diversion of management's resources, regardless of whether the claim is valid, could be significant and could have a material adverse effect on our business, financial condition and results of operations.

Employees

        We refer to our employees as associates. As of December 31, 2003, Iteris Holdings and its subsidiaries employed an aggregate of 213 associates, including 36 associates in general management, administration and finance; 27 associates in sales and marketing; 122 associates in product development; 22 associates in operations, manufacturing and quality; and 6 associates in customer service. None of our associates are represented by a labor union, and we have never experienced a work stoppage.

Government Regulation

        Our manufacturing operations are subject to various federal, state and local laws and regulations, including those restricting the discharge of materials into the environment. We are not involved in any pending or, to our knowledge, threatened governmental proceedings, which would require curtailment of our operations because of such laws and regulations. We continue to expend funds in connection with our compliance with applicable environmental regulations. These expenditures have not, however, been significant in the past, and we do not expect any significant expenditure in the near future. Currently, compliance with foreign laws has not had a material impact on our business and is not expected to have a material impact in the near future.

Properties

        Our headquarters and principal operations consist of leased facilities located in Southern California and consist of a 80,000 square feet of space located at 1515 and 1585 South Manchester Boulevard in Anaheim, California. The Anaheim facilities are leased by Iteris Holdings and its Iteris subsidiary under two separate leases and house our administrative offices (approximately 15,000 dedicated square feet), as well as the operations of our former subsidiary, MAXxess (which subleases approximately 10,000 dedicated square feet), and Iteris (approximately 55,000 dedicated square feet).

        We currently operate a single shift in each of our manufacturing and assembly facilities, and we believe that our facilities are adequate for our needs for at least the next twelve months.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding all directors and executive officers of Iteris Holdings as of September 30, 2003.

Name	Age	Position
Gregory A. Miner(3)	48	Chief Executive Officer, Chief Financial Officer and Director of Iteris Holdings, Secretary Director of Iteris, Inc. and Director, Chief Financial Officer and Secretary of Meyer, Mohaddes Associates
John E. Johnson	56	Vice President of Iteris Holdings, Director, President and Chief Executive Officer of Iteris, Inc. and Director of Meyer, Mohaddes Associate
Joel Slutzky(3)	64	Chairman of the Board of Iteris Holdings, Chairman of the Board of Iteris, Inc. and Director of Meyer, Mohaddes Associates, Inc.
Kevin C. Daly, Ph.D.(2)(3)	59	Director of Iteris Holdings
Crandall L. Gudmundson	72	Director of Iteris Holdings
Jerry F. Muench	68	Director and Assistant Secretary of Iteris Holdings
John W. Seazholtz(1)(2)	66	Director of Iteris Holdings
Thomas L. Thomas(1)(2)	54	Director of Iteris Holdings
Paul E. Wright(1)(3)	72	Director of Iteris Holdings and Director of Iteris, Inc.

(1)
Member of the Audit Committee.

(2)
Member of the Compensation and Stock Option Committee.

(3)
Member of the Finance Committee.

        Gregory A. Miner has served as the Chief Executive Officer of Iteris Holdings since February 2002, as a director since 1998, as a Vice President and Chief Financial Officer since he joined Iteris Holdings in January 1994. From 1998 to 2002, Mr. Miner also served as Iteris Holdings' Chief Operating Officer. Mr. Miner served as the Vice President and Chief Financial Officer of ATL Products, Inc., a former subsidiary of Iteris Holdings, from 1994 to 1998. Mr. Miner has also served in various capacities for the other subsidiaries of Iteris Holdings from time to time. From December 1984 until joining Iteris Holdings, Mr. Miner served as the Vice President, Chief Financial Officer and a Director of Laser Precision Corporation, a manufacturer of telecommunications test equipment. From 1979 to 1984, Mr. Miner was employed by Deloitte Haskins and Sells (now known as Deloitte & Touche LLP) in various capacities, the most recent of which was Audit Manager.

        John E. Johnson has served as a Vice President of Iteris Holdings since 1986 and has served as the President, Chief Executive Officer and a director Iteris, Inc. since December 1999. Prior to that, he served as the General Manager of the Odetics ITS division (now Iteris, Inc.) from 1996 to 1998, prior to its incorporation. From 1990 to 1996, Mr. Johnson served as the General Manager of the Iteris Holdings Customer Service division. Mr. Johnson served in various other capacities with Iteris Holdings since joining Iteris Holdings in 1974, including the Vice President and General Manager of the Omutec division from 1986 to 1990, the Director of Contracts for the Space division of Iteris Holdings from

1980 to 1986, the Controller of Infodetics, a former subsidiary of Iteris Holdings, from 1975 to 1980 and the Controller of Iteris Holdings from 1974 to 1975. Prior to joining Iteris Holdings, Mr. Johnson served as a certified public accountant with Peat Marwick.

        Joel Slutzky has served as the Chairman of the Board of Directors since he co-founded Iteris Holdings in 1969. Mr. Slutzky served as the Chief Executive Officer of Iteris Holdings from 1975 to February 2002. Mr. Slutzky is also the Chairman of the Board of Iteris, Inc. Mr. Slutzky also served on the Board of ATL Products, Inc. and in various capacities for other subsidiaries of Iteris Holdings from time to time. Mr. Slutzky currently serves on the Board of Directors for of the American Electronics Association, KOCE, Future Scientists and Engineers of America, and the Orange County Business Council Workforce Task Group. Mr. Slutzky is also the Chairman of Project Tomorrow, an organization focused on improving Kindergarten through 12th grade science education in Orange County, California.

        Kevin C. Daly, Ph.D. has served as a director of Iteris Holdings since 1993. Since July 2002, Dr. Daly has been the Chief Executive Officer of Avamar Technologies, Inc., a provider of high availability storage software solutions. Dr. Daly was previously Chief Technical Officer of Quantum Corporation's Storage Solutions Group from October 2001 to July 2002 and, prior to that, he was Chief Executive Officer of ATL Products, Inc. from its foundation in 1993 until 2001. Dr. Daly also served as Chief Technical Officer of Iteris Holdings from 1985 until ATL's separation from Iteris Holdings in an initial public offering in 1997. Prior to Iteris Holdings, Dr. Daly was Director of the Control and Dynamics Division of the Charles Stark Draper Laboratory at MIT from 1974 through 1985. Dr. Daly is also a member of the Board of Directors of Danka Business Systems PLC.

        Crandall L. Gudmundson is a co-founder of Iteris Holdings and served as its President from 1975 until his retirement in 1998. Mr. Gudmundson has served as a director of Iteris Holdings since 1979 and served as a director of ATL Products, Inc. from 1993 to 1998. Prior to co-founding Iteris Holdings, Mr. Gudmundson was the lead project engineer for Leach Corporation.

        Jerry F. Muench is a co-founder of Iteris Holdings and has served as a director since 1969. From 1969 to 2002, Mr. Muench served as also the Secretary of Iteris Holdings. Mr. Muench served as the Vice President, Marketing of Iteris Holdings from 1975 until his retirement in December 1997. Prior to co-founding Iteris Holdings, Mr. Muench was the manager of applications engineering at Leach Corporation.

        John W. Seazholtz has served as a director of Iteris Holdings since May 1998. He also served as a director of Mariner Networks, Inc., a subsidiary of Iteris Holdings that has been discontinued, from March 2000 to September 2001. From May 1998 to April 2000, Mr. Seazholtz served as the President and Chief Executive Officer of Telesoft America, Inc. He retired in April 1998 as the Chief Technology Officer of Bell Atlantic after 36 years of service with that company and its predecessor. Mr. Seazholtz was a senior officer of Bell Atlantic since 1986, serving in various positions, including the positions of Vice President, Operations and Engineering, Vice President, Marketing, Vice President of New Services, and Vice President, Technology and Information Systems. Mr. Seazholtz currently serves as the Chairman of the Board of Westell Technologies, Inc. and is a member of the Board of Directors of Advanced Switching Communications, Inc.

        Thomas L. Thomas has served as a director of Iteris Holdings since May 1999. From January 2000 to September 2001, he also served as the Chairman of the Board of Mariner Networks, Inc. Mr. Thomas is the Chairman of the Board, President and Chief Executive Officer of HAHT Commerce, a provider of software applications that enable companies to use the Internet to conduct business. A veteran Silicon Valley executive, Mr. Thomas was previously the President and Chief Executive Officer of Ajuba Solutions, a provider of B2B integration solution software, which was sold to Interwoven in October 2000. From April 1999 until January 2000, he served as the President, Chief Executive Officer and Chairman of the Board of Vantive Corporation, a customer relationship management software vendor which was acquired by Peoplesoft in January 2000. Prior to that, from September 1995 to April 1999, Mr. Thomas served as the Senior Vice President of e-Business and Information Services and Chief Information Officer at 3Com Corporation. From 1993 to 1995, Mr. Thomas served as a Vice President and the Chief Information Officer of Dell Computer Corporation. From 1987 to 1993, he served as the Vice President of Management Information Systems at Kraft General Foods, and at Sara Lee Corporation from 1981 to 1987. Mr. Thomas also serves on the Board of Directors of iManage, Inc.

        Paul E. Wright has served as a director of Iteris Holdings since June 1993 and as a director of Iteris, Inc. since January 1999. Mr. Wright is the President of Wright Associates—Engineering and Business Consultants, a company he formed in 1997. From 1988 until his retirement in 1997, Mr. Wright served as the Chairman of Chrysler Technologies Corp., the aerospace and defense electronics subsidiary of Chrysler Corporation. From 1986 to 1988, Mr. Wright served as the President and Chief Operating Officer of Fairchild Industries, Inc. Prior to joining Fairchild, he was employed for 28 years by RCA Corporation, where he last served as the Senior Vice President, responsible for planning RCA's merger into General Electric Corporation.

        Officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning the compensation earned by the Chief Executive Officer and each of the four other most highly compensated executive officers of Iteris Holdings whose total cash salary and bonus during the fiscal year ended March 31, 2003 exceeded $100,000 (collectively, the "Named Executive Officers") for each of the three fiscal years ended March 31, 2001, 2002 and 2003. No other executive officers who would have otherwise been includable in such table on the basis of salary earned for the fiscal year ended March 31, 2003 has been excluded by reason of his or her termination of employment or change in executive status during that year. Other than the bonus paid to Mr. Johnson for the fiscal year ended March 31, 2002, no bonuses were paid to the Named Executive Officers during the fiscal years ended March 31, 2001, 2002 and 2003.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
				Awards
		Annual Compensation
Name and Principal Positions with Iteris Holdings	Fiscal Year			Restricted Stock ($)	Securities Underlying Options (#)(2)		All Other Compensation ($)(3)
		Salary ($)(1)	Bonus ($)
Gregory A. Miner Chief Executive Officer, Chief Financial Officer and Director	2003 2002 2001	284,169 217,200 214,662	— — —	— — —	310,000 — 30,000	(4)	5,671 4,830 3,891
John E. Johnson(5) Vice President	2003 2002 2001	202,086 185,958 185,958	— 21,000 —	— — —	12,000 — —	(6)	4,263 4,164 2,831
Hugo Fruehauf(7) Vice President	2003 2002 2001	158,004 172,206 174,969	— — —	— — —	12,000 — —	(6)	4,741 5,100 3,875
Steven A. L'Heureux(8) Vice President	2003 2002 2001	170,682 189,231 183,462	— — —	— — —	10,000 — —	(6)	5,029 4,950 3,975
Gary W. Smith(9) Vice President, Controller and Secretary	2003 2002 2001	108,199 115,235 114,821	— — —	— — —	45,000 — —	(6)	3,056 2,881 2,106

(1)
Represents all amounts earned from Iteris Holdings and its subsidiaries during the fiscal years shown, including amounts deferred under the Executive Deferral Plan and the Iteris Holdings 401(k) and Stock Ownership Plan.

(2)
Consists of options granted pursuant to Iteris Holdings' 1994 Long-Term Equity Incentive Plan and 1997 Stock Incentive Plan entitling the holder to purchase shares of Class A common stock of Iteris Holdings.

(3)
Consists solely of the matching contribution of Iteris Holdings to the respective accounts of the Named Executive Officers under the Iteris Holdings 401(k) and Stock Ownership Plan.

(4)
Includes 110,000 shares underlying the regrant option issued in May 2002 to replace options cancelled in November 2001. See "2001 Option Exchange Program."

(5)
Does not include an option granted to Mr. Johnson to purchase up to 40,000 shares of common stock of Iteris, Inc. in the year ended March 31, 2002. Mr. Johnson is also the Chief Executive Officer of Iteris, Inc.

(6)
Consists of shares underlying regrant options issued in May 2002 to replace options cancelled in November 2001. See "2001 Option Exchange Program."

(7)
Does not include an option granted in the year ended March 31, 2001 to Mr. Fruehauf to purchase up to 250,000 shares of common stock of Zyfer, Inc., a former subsidiary of Iteris Holdings. Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(8)
Mr. L'Heureux resigned from his positions with Iteris Holdings and its subsidiaries effective as of February 21, 2003.

(9)
Mr. Smith resigned from his position with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

Option Grants in Last Fiscal Year

        The following table provides information regarding option grants made to our Named Executive Officers during the fiscal year ended March 31, 2003. No stock appreciation rights were granted to any of the Named Executive Officers during such fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal 2003
Name			Exercise Price Per Share(2)	Expiration Date
					5%	10%
Gregory A. Miner	310,000	56.47%	$1.40	05/20/12	272,940	691,684
John E. Johnson	12,000	2.19	$1.40	05/20/12	10,565	26,775
Hugo Fruehauf(4)	12,000	2.19	$1.40	05/20/12	10,565	26,775
Steven A. L'Heureux(5)	10,000	1.82	$1.40	05/20/12	8,805	22,312
Gary W. Smith(6)	45,000	8.20	$1.40	05/20/12	39,620	100,406

(1)
Each option was granted pursuant to Iteris Holdings' 1997 Stock Incentive Plan (the "1997 Plan") and entitles the holder to purchase shares of Class A common stock of Iteris Holdings. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's termination of employment with Iteris Holdings or its subsidiaries. Each option vests in three equal annual installment with the first installment vesting on the first year anniversary of the grant date, subject to acceleration of vesting in the event of the merger, consolidation or reorganization of Iteris Holdings if such option is not assumed or other wise continued in effect in such transaction. In addition, the Compensation and Stock Option Committee has the authority to provide for the accelerated vesting of the option whether or not the option is assumed or other wise continued in effect or upon the termination of the optionee's employment following such transaction.

  Includes shares underlying regrant options issued in May 2002 to replace options cancelled in November 2001. See "2001 Option Exchange Program."

(2)
Iteris Holdings may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the applicable federal and state withholding taxes to which the optionee becomes subject in connection with such exercise.

(3)
The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent management's estimate or projection of future trading prices of the Class A common stock. Unless the market price of the Class A common stock does in fact appreciate over the option term, no value will be realized from the option grants. Actual gains, if any, are dependent upon numerous factors, including, without limitation, the future performance of Iteris Holdings and its business units, overall business and market conditions, and the option holder's continued employment with Iteris Holdings throughout the entire vesting period and option term, which factors are not reflected in this table.

(4)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(5)
Mr. L'Heureux resigned from his positions with Iteris Holdings and its subsidiaries effective as of February 21, 2003.

(6)
Mr. Smith resigned from his position with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

Aggregated Option Exercises and Fiscal Year End Values

        The following table provides information with respect to the Named Executive Officers concerning the unexercised options held by them at of the end of the fiscal year ended March 31, 2003. None of the Named Officers exercised any options or stock appreciation rights during the fiscal year ended March 31, 2003 and no stock appreciation rights were held by the Named Executive Officers at the end of such fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory A. Miner Chief Executive Officer, Chief Financial Officer and Director	155,556	154,444	—	—
John E. Johnson(2) Vice President	12,000	—	—	—
Hugo Fruehauf(3) Vice President	12,000	—	—	—
Steven A. L'Heureux(4) Vice President	—	—	—	—
Gary W. Smith(5) Vice President, Controller and Secretary	45,000	—	—	—

(1)
Includes both in-the-money and out-of-the money options.

(2)
Mr. Johnson is also the Chief Executive Officer of Iteris, Inc.

(3)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(4)
Mr. L'Heureux resigned from his positions with Iteris Holdings and its subsidiaries effective as of February 21, 2003.

(5)
Mr. Smith resigned from his position with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

2001 Option Exchange Program

        In November 2001, Iteris Holdings implemented an option exchange program to address the substantial loss in value of the outstanding stock options held by Iteris Holdings' executive officers and the increasing inability of those options to serve as a meaningful incentive for optionees to remain employed with Iteris Holdings. Under the program, each executive officer who held outstanding stock options with an exercise price of $4.00 or more per share under the 1997 Plan or the 1994 Long-Term Equity Plan (the "1994 Plan"), was given the opportunity to exchange that option for a new option under the 1997 Plan for the same number of shares that would be granted at least six months and one day after the completion of the option exchange program.

        On November 16, 2001, Iteris Holdings accepted for exchange and cancellation options to purchase an aggregate of 349,000 shares of Iteris Holdings' Class A common stock representing 100% of the options eligible to be tendered under the option exchange program. On May 20, 2002, Iteris Holdings granted new options to purchase an aggregate of 349,000 shares of Class A common stock under the 1997 Plan to replace the eligible options that had been tendered and cancelled under the program.

        In general, the exercise price per share for the new options was $1.40, the last reported sales price of the Class A common stock on the grant date. In the case of Joel Slutzky, who was a holder of 10% or more of the common stock at that time, the exercise price per share for the new options was $1.54 or 110% of the last reported trading price of the Class A common stock on the grant date.

        Each new option issued in exchange for a cancelled option will continue to vest and become exercisable for the option shares in accordance with the same vesting schedule in effect for the cancelled option.

        The table below provides certain information concerning our executive officers who tendered eligible options in the option exchange program and the options that were cancelled pursuant to that program. Except for the November 2001 option exchange program, Iteris Holdings has not implemented any other option repricing or option cancellation/regrant programs.

10-YEAR OPTION REPRICINGS

Name and Principal Position	Date of Cancellation	Number of Securities Underlying Options at Time of Cancellation	Market Price of Stock at Time of Cancellation	Exercise Price at Time of Cancellation	New Exercise Price of Replacement Option	Length of Original Option Term Remaining at Date of Cancellation
Joel Slutzky Chairman of the Board	11/16/01 11/16/01 11/16/01	50,000 55,000 55,000	$1.26 1.26 1.26	$4.625 8.663 11.344	$1.54 1.54 1.54	7 years 8 years 8 years
Gregory A. Miner Chief Executive Officer, Chief Financial Officer and Director	11/16/01 11/16/01 11/16/01 11/16/01	25,000 30,000 25,000 30,000	1.26 1.26 1.26 1.26	4.625 10.313 7.875 10.000	1.40 1.40 1.40 1.40	7 years 8 years 8 years 9 years
John E. Johnson (1) Vice President	11/16/01	12,000	1.26	4.625	1.40	7 years
Hugo Fruehauf (2) Vice President	11/16/01	12,000	1.26	4.625	1.40	7 years
Steven A. L'Heureux (3) Vice President	11/16/01	10,000	1.26	10.313	1.40	8 years
Gary W. Smith (4) Vice President, Controller and Secretary	11/16/01 11/16/01 11/16/01	15,000 20,000 10,000	1.26 1.26 1.26	4.625 10.313 7.875	1.40 1.40 1.40	7 years 8 years 8 years

(1)
Mr. Johnson is also the Chief Executive Officer of Iteris, Inc.

(2)
Mr. Fruehauf resigned from his positions with Iteris Holdings and its subsidiaries effective as of May 9, 2003.

(3)
Mr. L'Heureux resigned from his positions with Iteris Holdings and its subsidiaries effective as of February 21, 2003.

(4)
Mr. Smith resigned from his positions with Iteris Holdings and its subsidiaries effective as of September 30, 2003.

Equity Compensation Plans

        As of March 31, 2003, Iteris Holdings had only one equity compensation plan, the 1997 Stock Incentive Plan, pursuant to which equity securities of Iteris Holdings are authorized for issuance. The following table sets forth certain information regarding this plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available under Equity Compensation Plans (excluding some securities reflected in first column)
Equity Compensation Plans Approved by Security Holders
1997 Stock Incentive Plan	1,133,134	$2.98	464,000
Equity Compensation Plans Not Approved by Security Holders
None
Total	1,133,134	$2.98	464,000

Benefit Plans

        Iteris Holdings maintains a 401(k) and Stock Ownership Plan (the "Stock Ownership Plan") which qualifies for favorable tax treatment under Section 401(a) of the Internal Revenue Code. The Stock Ownership Plan is the result of the merger of the Odetics, Inc. Profit Sharing and 401(k) Plan and the Odetics Associates Stock Ownership Plan.

        Employees become eligible to make pre-tax contributions to the Stock Ownership Plan pursuant to Internal Revenue Code Section 401(k) as of the January 1, April 1, July 1 or October 1 coincident with or next following the date on which they are hired. Participants may contribute an amount not in excess of $11,000 for calendar year 2003. Employees become eligible to receive an allocation of employer contributions to the Stock Ownership Plan as of the January 1, April 1, July 1 or October 1 coincident with or next following the date on which they have completed six months of service with Iteris Holdings. These contributions may be made in the form of cash or Iteris Holdings stock. No contributions were made by Iteris Holdings to the Stock Ownership Plan for the fiscal years ended March 31, 2000, 2001 and 2003.

        Contributions that are made to the Stock Ownership Plan are allocated to the separate accounts of participants and are held in a trust. Participant accounts are credited with investment gains and charged with investment losses. Participant contributions are always fully vested at all times, and the Iteris Holdings contributions on behalf of participants vest at the rate of 33 1/3 percent per year of service. Following termination of employment, the vested portion of the participant's account balance is distributed in a lump sum payment.

        Iteris Holdings also maintains an Executive Deferral Plan which allows designated executives to defer the receipt of some of their current compensation until a future year. These executives may elect to defer the receipt of up to 75% of their annual compensation, but in no event may they elect to defer less than $5,000. Benefits are generally fully vested at all times, and are payable following termination of employment in the manner elected by the executive. The Executive Deferral Plan does not qualify for favorable income tax treatment under Section 401(a) of the Internal Revenue Code.

Employment Contracts, Termination of Employment Agreements and Change of Control Arrangements

        Iteris Holdings does not currently have any employment contracts in effect with any of its Named Executive Officers other than the change in control agreement with Gregory A. Miner and Jack Johnson as described in "Certain Transactions" below. Iteris Holdings provides incentives such as salary, benefits and option grants to attract and retain executive officers and other key associates. The Compensation and Stock Option Committee, as Plan Administrator of the 1997 Plan, has the authority to provide for the accelerated vesting of outstanding options held by an individual, in connection with the termination of such individual's employment following an acquisition in which these options are assumed or the repurchase rights with respect to the unvested shares are assigned or upon certain hostile changes in control of Iteris Holdings. Other than such accelerated vesting and the agreements described below in "Certain Transactions," there is no agreement or policy which would entitle any executive officer to severance payments or any other compensation as a result of such officer's termination.

Compensation of Directors

        Directors who are not employees of Iteris Holdings or one of its subsidiaries receive an annual fee of $12,000 per year, paid quarterly, in addition to $1,500 for each Board meeting attended in person and $250 for each telephone conference Board meeting. All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

        Non-employee directors are also eligible to receive periodic option grants pursuant to the Automatic Option Grant Program under Iteris Holdings' 1997 Stock Incentive Plan. Under this plan, each non-employee director receives an option to purchase 20,000 shares of Class A common stock upon his initial appointment to the Board of Directors and an additional option to purchase 5,000 shares of Class A common stock on the date of each annual meeting after his appointment. Each option granted to non-employee directors under the Automatic Option Grant Program will have an exercise price equal to the fair market value of the Class A common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service as a Board member.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Stock Option Committee of Iteris Holdings' Board of Directors during the fiscal year ended March 31, 2003 were Messrs. Daly, Seazholtz and Thomas. None of these individuals was an officer or employee of Iteris Holdings or its subsidiaries at any time during the fiscal year ended March 31, 2003.

        No executive officer of Iteris Holdings has served on the Board of Directors or on the compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of the Board of Directors or on the Compensation and Stock Option Committee of Iteris Holdings.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of December 31, 2003, the number and percentage ownership of the Class A common stock and Class B common stock of Iteris Holdings by (i) all persons known to Iteris Holdings to beneficially own more than 5% of either class of outstanding common stock (based upon reports filed by such persons with the SEC), (ii) each of the Named Executive Officers in the Summary Compensation Table which appears elsewhere herein, (iii) each director of Iteris Holdings, and (iv) all executive officers and directors of Iteris Holdings as a group. To the knowledge of Iteris Holdings, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class(2)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class(2)	Total Percent of Voting Power
Austin W. Marxe and David M. Greenhouse	5,193,053	(4)	24.1%	—		—	16.8%
Bryant R. Riley	3,090,892	(5)	16.0	—		—	10.9
Pleiades Investment Partners	1,068,541	(6)	5.6	—		—	3.8
Joel Slutzky	927,707	(7)	4.8	261,666	(7)	28.1%	12.4
Gregory A. Miner	610,123	(8)	3.2	—		—	2.0
Gerald A. Weber	393,841	(9)	2.1	187,885		20.2	8.0
Crandall L. Gudmundson	126,432	(10)	*	69,743		7.5	2.9
Jerry F. Muench	122,558	(11)	*	61,537	(12)	6.6	2.6
Gary W. Smith	103,493	(13)	*	296		*	*
John E. Johnson	94,943	(14)	*	—		—	*
Paul E. Wright	79,794	(15)	*	—		—	*
John W. Seazholtz	75,047	(16)	*	—		—	*
Thomas L. Thomas	46,500	(17)	*	—		—	*
Kevin C. Daly, Ph.D.	31,600	(18)	*	—		—	0.1
Hugo Fruehauf	33,785	(19)	*	—		—	*
All executive officers and directors as a group (11 persons)	2,251,982	(20)	11.5%	393,242		42.2%	21.3%

*
Represents less than 1%.

(1)
The address for Gerald A. Weber is 222 North LaSalle, Suite 899, Chicago, Illinois 60601. The address for Messrs. Marxe and Greenhouse is 153 E. 53rd St., 51st Floor, New York, New York 10022. The address for B. Riley & Co. is 11550 Santa Monica Blvd., Suite 750, Los Angeles, CA 90025. The address of all other persons named in the table is 1515 South Manchester Avenue, Anaheim, California 92802.

(2)
Based on 19,009,909 shares of the Class A common stock and 931,930 shares of Class B common stock outstanding as of December 31, 2003. Shares of each class of common stock subject to options or warrants which are exercisable within 60 days of December 31, 2003 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation.

(3)
In addition to the shares held in the individual's name, this column also includes shares held for the benefit of the named person under Iteris Holdings' 401(k) and Stock Ownership Plan.

(4)
Includes 2,500,000 shares issuable upon exercise of warrants that were issued to Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P. and Special Situations Private Equity Fund, L.P. (collectively, the "Special Situations Funds"). Pursuant to a Schedule 13D/A filed on March 4, 2003 with the SEC, Messrs. Marxe and Greenhouse reported that they had shared voting power and shared dispositive power over the shares of common stock (including the 2,500,000 shares issuable upon exercise of warrants) held by the Special Situations Funds. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. ("AWM"), the general partner of Special Situations Cayman Fund, L.P. AWM is the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III, L.P. In addition, Messrs. Marxe and Greenhouse are members of MG Advisers L.L.C., the general partner of Special Situations Private Equity Fund, L.P.

(5)
Includes 258,333 shares of Class A common stock issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days of December 31, 2003. Mr. Riley owns all of the outstanding shares of B. Riley & Co., Inc., an NASD member broker-dealer. Mr. Riley also manages and owns all of the outstanding membership interests of Riley Investment Management LLC ("RIM"), a California registered investment adviser. RIM is the investment adviser to and general partner of SACC Partners L.P., a selling stockholder in this prospectus.

(6)
Includes 58,333 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(7)
Includes 160,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003. Excludes 349,508 shares of Class A common stock and 140,802 shares of Class B common stock held in trust for the benefit of the children and relatives of Mr. Slutzky as to which Mr. Slutzky has no investment or voting power and disclaims any beneficial ownership. See note 9.

(8)
Includes 260,000 shares issuable upon exercise of options and warrants held by Mr. Miner that are currently exercisable or will become exercisable within 60 days after December 31, 2003. Also includes 83,333 unvested shares of Class A common stock held by Mr. Miner that are subject to a repurchase right by Iteris Holdings, which right lapses over time as the shares vest.

(9)
All of such shares are owned beneficially of record by various trusts with respect to which Mr. Weber serves as trustee or co-trustee. Mr. Weber shares investment and voting power as to 35,333 shares of Class A common stock and 48,049 shares of Class B common stock. Mr. Weber exercises sole investment and voting power over the remaining 358,808 shares of Class A common stock and 139,836 shares of Class B common stock. The shares shown include an aggregate of 349,508 shares of Class A common stock and 140,802 shares of Class B common stock held in trust for the benefit of the children and relatives of Mr. Slutzky, as to which shares Mr. Slutzky has no investment or voting power and disclaims any beneficial ownership.

(10)
Includes 4,500 shares held by Mr. Gudmundson's IRA and 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(11)
Includes 31,114 shares held by Mr. Muench's spouse and 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(12)
Includes 23,235 shares held by Mr. Muench's spouse.

(13)
Includes 45,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(14)
Includes 12,000 shares issuable upon exercise of options held by Mr. Johnson that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(15)
Includes 30,500 shares issuable upon exercise of options held by Mr. Wright that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(16)
Includes 31,500 shares issuable upon exercise of options held by Mr. Seazholtz that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(17)
Includes 27,500 shares issuable upon exercise of options held by Mr. Thomas that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(18)
Includes 100 shares held by Dr. Daly's spouse. Also includes 15,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(19)
Includes 12,000 shares issuable upon exercise of options held by Mr. Fruehauf that are currently exercisable or will become exercisable within 60 days after December 31, 2003. Mr. Fruehauf resigned from his positions with Iteris Holdings effective as of May 9, 2003.

(20)
Includes 644,110 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In February 2002, Iteris Holdings obtained a $1.25 million line of credit from Technology Lending Partners, L.L.C. ("TLP"), a California limited liability company that is controlled by Joel Slutzky, Iteris Holdings' Chairman of the Board of Directors. Interest is payable on this line of credit monthly and accrues at the prime rate of interest designated by Bank of America from time to time plus 4% (8.5% as of March 31, 2003). In May 2003, in connection with Iteris Holdings' sale of the assets of its Zyfer, Inc. subsidiary, Iteris Holdings entered into a release of lien with TLP, pursuant to which Iteris Holdings repaid TLP $850,000 under this line of credit to obtain a release of TLP's security interest in the assets relating to the Zyfer business. As of December 31, 2003, $100,000 was outstanding under this line of credit.

        In October 2002, Iteris Holdings entered into a Receivables Purchase Agreement with TLP, pursuant to which TLP advanced Iteris Holdings an aggregate of $923,672 against certain of Iteris Holdings' accounts receivable in exchange certain fees. As of March 31, 2003, the total fees earned by TLP in connection with this agreement were $111,248. Of the total amounts advanced, $232,347 remained outstanding and payable to TLP as of March 31, 2003. In May 2003, in connection with the Zyfer sale, Iteris Holdings entered into an agreement with TLP, pursuant to which Iteris Holdings repurchased the receivables remaining outstanding under this agreement, all of which related to the Zyfer business, for an aggregate repurchase price of $227,689. As of the date of this prospectus, there are no outstanding factored receivables between TLP and Iteris Holdings.

        In May 2003, Iteris Holdings entered into change in control agreements with each of Greg Miner, the Chief Executive Officer, the Chief Financial Officer and a director of Iteris Holdings, and John E. Johnson, a Vice President of Iteris Holdings and the President, Chief Executive Officer and a director of Iteris, Inc. In the event of an involuntary termination of the officer's employment within three months prior to or twenty-four months after a change in control, the agreement provides for a severance payment to such officer of 200% of such officer's annual base pay plus target bonus for the current fiscal year. In addition, such officer and his dependents are entitled to all insurance benefits for up to twenty-four months or until such officer obtains new employment with comparable benefits, whichever is earlier.

        In July 2003, Iteris Holdings entered into a Securities Purchase Agreement with certain purchasers, including Mr. Miner, pursuant to which Iteris Holdings sold an aggregate of 3,666,666 shares of its Class A common stock and issued warrants to purchase an aggregate of 366,666 shares of its Class A common stock to seven accredited investors, including Mr. Miner, who participated in such private financing on the same terms as the other investors. Mr. Miner purchased an aggregate of 166,667 shares of the Class A common stock of Iteris Holdings at a purchase price of $0.60 per share, the closing sales price of the Class A common stock on the OTC Bulletin Board on the date of the agreement. In addition, in accordance with the terms of the agreement, Mr. Miner received a three year warrant to purchase up to 16,667 shares of the Class A common stock at an exercise price of $1.50 per share.

        In October 2003, Iteris Holdings sold the assets of its MAXxess subsidiary to MAIJ Corporation, which is currently owned by certain members of the MAXxess management team. Wes Appleby, the President of MAXxess, owned 33 1/3% of the capital stock of MAIJ Corporation as of the date of the sale. The purchase price for the assets of MAXxess consisted of the assumption of $2.7 million of liabilities of Iteris Holdings and its subsidiaries.

SELLING STOCKHOLDERS

        In July 2003, we issued to 1515 South Manchester, LLC, the landlord for our principal operating facilities located in Anaheim, California, 425,000 shares of our Class A common stock and a warrant to purchase up to an aggregate of 75,000 shares of our Class A common stock (the "Landlord Warrant") in connection with the restructuring of the lease for the Anaheim property. The Landlord Warrant has an exercise price of $5.00 per share and expires in July 2010.

        The other selling stockholders acquired the shares held by them and offered by this prospectus in connection with our private placement completed in July 2003. Pursuant to the Securities Purchase Agreement dated July 29, 2003 between us and the purchasers set forth on Schedule A to the agreement, such purchasers purchased (i) an aggregate of 3,666,666 shares of our Class A common stock, and (ii) warrants to purchase up to an aggregate of 366,666 shares of our Class A common stock at an exercise price of $1.50 per share, subject to adjustment in specified circumstances (the "Private Placement Warrants"). The Private Placement Warrants expire in July 2006 and become exercisable six months from the date of issuance.

        We may redeem the Landlord Warrant at a price of $1.00 if the closing sale price of one share of our Class A common stock equals or exceeds $7.50 for twenty consecutive trading days, subject to the right of the holder thereof to exercise the warrant prior to the redemption date.

        We agreed to effect a shelf registration (of which this prospectus is a part) to register all of the shares issued or issuable in connection with the July 2003 private placement in order to permit those selling stockholders and their transferees to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the earlier of:

            (i)  the date on which all of the shares covered by this prospectus have been sold, and

           (ii)  the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act").

The shares issued or issuable to 1515 South Manchester, LLC are being registered pursuant to its piggyback registration rights.

        This prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the Class A common stock and entitle the holder to purchase additional shares of Class A common stock under certain circumstances. See "Risk Factors—Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock and Discourage a Third Party from Acquiring Us."

        The following table sets forth the number of shares of our Class A common stock beneficially owned by the selling stockholders as of December 31, 2003, based on the selling stockholders' representations regarding their ownership. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years other than as a result of the selling stockholders' beneficial ownership of our common stock. On December 31, 2003, 19,009,909 shares of our Class A common stock were outstanding.

	Beneficially Owned Before Offering					Beneficially Owned After Offering(1)
Selling Stockholders	Number of Shares		Percent(2)	Number of Shares Being Offered in Offering		Number of Shares	Percent(2)
SACC Partners, L.P.(3)	2,016,666	(7)	10.5%	2,016,666	(7)	—	—
Pleiades Investment Partners R L.P.(4)	1,068,541	(8)	5.6	641,666	(8)	426,875	2.2%
B. Riley & Co.(3)	707,561	(9)	3.7	458,334	(9)	249,227	1.3
Bryant Riley(3)	366,666	(10)	1.9	366,666	(10)	—	—
Jeremy Nowak and William Nowak	275,000	(11)	1.4	275,000	(11)	—	—
Wachovia Securities, LLC C/F Gregory A. Miner, IRA(5)	610,123	(12)(13)	3.2	183,334	(13)	426,789	2.2
Tom Kelleher	91,666	(14)	*	91,666	(14)	—	—
1515 South Manchester, LLC(6)	500,000	(15)	2.6	500,000	(15)	—	—

*
Represents less than 1%

(1)
This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)
Based on 19,009,909 shares of Class A common stock outstanding on December 31, 2003. Shares of each class of common stock subject to options or warrants which are exercisable within 60 days of December 31, 2003 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation.

(3)
Bryant Riley owns all of the outstanding shares of B. Riley & Co., Inc., an NASD member broker-dealer. Mr. Riley also manages and owns all of the outstanding membership interests of Riley Investment Management LLC ("RIM"), a California registered investment adviser. RIM is the investment adviser to and general partner of SACC Partners L.P.

(4)
The voting power over the shares are shared by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit. Potomac Capital Management Inc. is the Investment Manager of a managed account of Pleiades Investment Partners-R, LP. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC. Potomac Capital Management Inc. is the

  Investment Manager of Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Paul J. Solit is a Director of Potomac Capital International Ltd.

(5)
The shares are beneficially owned by Gregory A. Miner, the Chief Executive Officer, the Chief Financial Officer and a director of Iteris Holdings.

(6)
1515 South Manchester, LLC is our landlord for our principal operating facilities located in Anaheim, California.

(7)
Includes 183,333 shares of Class A common stock subject to an outstanding warrant that are currently exercisable or will become exercisable within 60 days of December 31, 2003.

(8)
Includes 58,333 shares of Class A common stock subject to a warrant which is immediately exercisable.

(9)
Includes 41,667 shares of Class A common stock subject to a warrant which is immediately exercisable.

(10)
Includes 33,333 shares of Class A common stock subject to a warrant which is immediately exercisable.

(11)
Includes 25,000 shares of Class A common stock subject to a warrant which is immediately exercisable.

(12)
Includes, in addition to the shares being offered in this offering, (i) 100,000 shares of Class A common stock held directly by Mr. Miner in his name, (which includes 83,333 unvested shares of Class A common stock held by Mr. Miner that are subject to a repurchase right by Iteris Holdings, which right lapses over time as the shares vest); (ii) 53,333 shares of Class A common stock held by Mr. Miner's IRA; 13,456 shares of Class A common stock held for the benefit of Mr. Miner under Iteris Holdings' 401(k) and Stock Ownership Plan, (iii) 260,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2003.

(13)
Includes 16,667 shares of Class A common stock subject to a warrant.

(14)
Includes 8,333 shares of Class A common stock subject to a warrant.

(15)
Includes 75,000 shares of Class A common stock subject to a warrant which is immediately exercisable.

PLAN OF DISTRIBUTION

        We are registering the shares of Class A common stock covered by this prospectus on behalf of the selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholders or their transferees. If the warrants were exercised in full, we would receive net proceeds of $924,999, which would be used for general corporate purposes.

        The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholders will act independently of Iteris Holdings in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through the settlement of short sales;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary and does not purport to be complete. It is qualified in its entirety by our certificate of incorporation and bylaws, which are exhibits to our registration statement on Form S-1, of which this prospectus is a part, and which are incorporated by reference into this prospectus.

        Our authorized capital stock consists of 50,000,000 shares of Class A common stock having a par value of $0.10 per share, 2,600,000 shares of Class B common stock having a par value of $0.10 per share and 2,000,000 shares of preferred stock having a par value of $1.00 per share. As of December 31, 2003, there were outstanding 19,009,909 shares of Class A common stock held by 509 stockholders of record, 931,930 shares of Class B common stock held by 97 stockholders of record and no shares of preferred stock.

Common Stock

        We have two classes of common stock outstanding—the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting and conversion rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held. In addition, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder of such Class B common stock.

        Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders do not have preemptive or redemption rights. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our common stock and preferred stock we may issue in the future.

Preferred Stock

        Our certificate of incorporation provides for the issuance of up to 2,000,000 shares of preferred stock. As of the date of this prospectus, there are no outstanding shares of preferred stock, and we do not have any current plans to issue any shares of preferred stock. Our board of directors is authorized to issue from time to time such authorized but unissued shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend, conversion, voting, redemption and liquidation rights. In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. See "Anti-Takeover Provisions" below.

Warrants and Options

        As of December 31, 2003, we had outstanding warrants to purchase 3,555,833 shares of our common stock at a weighted average exercise price of $1.81 per share. All of the warrants other than the Private Placement Warrants are presently exercisable.

        In addition, we have reserved an aggregate of 1,597,000 shares of our common stock for issuance under our 1997 Stock Incentive Plan. As of December 31, 2003, we have outstanding options to purchase 1,133,134 shares of our common stock at a weighted average exercise price of $2.98 per share, of which 785,912 are vested and presently exercisable. 464,000 shares remain available for grant under this plan.

Anti-Takeover Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

        Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. As of the date of the prospectus, our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

        Furthermore, in March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

Transfer Agent and Registrar

        U.S. Stock Transfer Corporation is the transfer agent and registrar for our Class A common stock and Class B common stock.

Listing

        Our Class A common stock and Class B common stock are quoted on the OTC Bulletin Board under the symbols "ITRSA.OB" and "ITRSB.OB," respectively.

LEGAL MATTERS

        The legality of the shares offered hereby will be passed upon for us by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at March 31, 2003 and 2002, and for each of the three years in the period ended March 31, 2003 as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements). We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for the common stock sold in this offering. This prospectus is part of that registration statement. In accordance with the SEC rules, this prospectus does not contain all of the information set forth in such registration statement and the accompanying exhibits and schedules. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the shares being sold in this offering. Copies of the registration statement and its exhibits are on file at the offices of the SEC and on its worldwide website.

        You may read and obtain a copy of the registration statement, including the attached exhibits, and any report, statement or other information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial retrieval services and at the SEC's web site at http://www.sec.gov.

 Iteris Holdings, Inc.

Index to Consolidated Financial Statements

Report of Independent Auditors

Stockholders and Board of Directors
Iteris Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Iteris Holdings, Inc. as of March 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iteris Holdings, Inc. at March 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  ERNST & YOUNG LLP

Orange County, California
June 3, 2003, except for
Note 1—discontinued operation of
MAXxess, as to which the date is
February 2, 2004

 Iteris Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$408	$437
Trade accounts receivable, net of allowance for doubtful accounts of $115 in 2002 and $156 in 2003	7,649	8,167
Costs and estimated earnings in excess of billings on uncompleted contracts	2,585	2,398
Inventories:
Finished goods	147	211
Work in process	25	393
Materials and supplies	2,990	3,299
Prepaid expenses and other	1,590	355
Assets of discontinued operations	11,305	5,237

Total current assets	26,699	20,497
Restricted cash	—	2,516
Property, plant and equipment:
Land	2,060	—
Buildings and improvements	18,987	—
Equipment	5,051	7,263
Allowances for depreciation	(10,340)	(5,322)

	15,758	1,941
Goodwill	9,769	9,807
Other assets	12	81

Total assets	$52,238	$34,842

Liabilities and stockholders' equity (deficit)
Current liabilities:
Trade accounts payable	$1,599	$5,187
Accrued payroll and related	3,659	5,622
Accrued expenses	1,655	785
Billings in excess of costs and estimated earnings on uncompleted contracts	1,195	304
Advances under receivables purchase agreement with related party	—	235
Liabilities of discontinued operations	9,816	4,996
Current portion of long-term debt	16,124	—

Total current liabilities	34,048	17,129
Revolving line of credit	767	—
Revolving line of credit with related party	1,250	1,250
Deferred gain on sale of building	—	6,025
Other liabilities	25	15
Minority interest	10,893	14,711
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock:
Authorized shares—2,000,000
Issued and outstanding—none	—	—
Common stock, $.10 par value:
Authorized shares—50,000,000 of Class A and 2,600,000 of Class B
Issued and outstanding shares—11,490,530 of Class A and 1,035,841 of Class B at March 31, 2002; 14,080,914 of Class A and 1,035,841 of Class B at March 31, 2003	1,252	1,512
Paid-in capital	89,134	92,819
Treasury stock, 93 and 93 shares in 2002 and 2003, respectively	(1)	(1)
Notes receivable from employees	(51)	(51)
Accumulated other comprehensive income	241	(99)
Accumulated deficit	(85,320)	(98,468)

Total stockholders' equity (deficit)	5,255	(4,288)

Total liabilities and stockholders' equity (deficit)	$52,238	$34,842

See accompanying notes.

 Iteris Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended March 31,
	2001	2002	2003
Net sales and contract revenues:
Net sales	$10,626	$17,104	$19,112
Contract revenues	17,430	20,205	22,283

Total net sales and contract revenues	28,056	37,309	41,395
Costs and expenses:
Cost of sales	5,558	8,401	9,366
Cost of contract revenues	11,463	12,043	15,110
Selling, general and administrative expenses	15,882	14,627	14,105
Research and development expenses	5,526	3,434	3,908
Restructuring charges	367	1,142	—

Total costs and expenses	38,796	39,647	42,489

Loss from operations	(10,740)	(2,338)	(1,094)
Non-operating income (expense)
Royalty income	17,825	—	—
Other income (expense), net	188	(1,365)	417
Interest expense, net	(1,762)	(4,190)	(761)

Income (loss) before income tax	5,511	(7,893)	(1,438)
Income tax benefit	—	785	—

Income (loss) from continuing operations before minority interest	5,511	(7,108)	(1,438)
Minority interest in earnings of subsidiary	—	(1,910)	(3,818)

Income (loss) from continuing operations	5,511	(9,018)	(5,256)
Loss from discontinued operations, net of taxes of $0	(38,051)	(17,120)	(7,892)
Extraordinary loss from early extinguishment of debt, net of taxes of $0	—	(450)	—

Net loss	$(32,540)	$(26,588)	$(13,148)

Basic earnings (loss) per share:
Continuing operations	$0.55	$(0.80)	$(0.37)
Discontinued operations	(3.81)	(1.52)	(0.55)
Extraordinary loss	—	(0.04)	—

Basic loss per share	$(3.26)	$(2.36)	$(0.92)

Diluted earnings (loss) per share:
Continuing operations	$0.54	$(0.80)	$(0.37)
Discontinued operations	(3.73)	(1.52)	(0.55)
Extraordinary loss	—	(0.04)	—

Diluted loss per share	$(3.19)	$(2.36)	$(0.92)

Shares used in computing basic earnings (loss) per share	9,977	11,267	14,276

Shares used in computing diluted earnings (loss) per share	10,209	11,267	14,276

See accompanying notes.

 Iteris Holdings, Inc.

Consolidated Statements of Stockholders' Equity

(In thousands)

	Common stock
	Shares outstanding
						Notes receivable from employees
	Class A common stock	Class B common stock	Amount	Paid-in capital	Treasury stock		Accumulative other compre- hensive income	Accumulated deficit	Total	Compre- hensive income
Balance at March 31, 2000	8,183	1,052	$923	$61,200	$(22)	$(61)	$262	$(26,192)	$36,110	$—
Issuances of Iteris Holdings, Inc. common stock	1,270	—	127	17,348	21	—	—	—	17,496	—
Conversion of Class B common stock	16	(16)	—	—	—	—	—	—	—	—
Payments on notes receivable	—	—	—	—	—	10	—	—	10	—
Foreign currency translation adjustments	—	—	—	—	—	—	(698)	—	(698)	(698)
Net loss	—	—	—	—	—	—	—	(32,540)	(32,540)	(32,540)

Balance at March 31, 2001	9,469	1,036	1,050	78,548	(1)	(51)	(436)	(58,732)	20,378	$(33,238)

Issuances of Iteris Holdings, Inc. common stock	2,022	—	202	3,716	—	—	—	—	3,918	—
Issuance of Iteris, Inc. common stock	—	—	—	5,513	—	—	—	—	5,513	—
Issuance of warrants	—	—	—	1,357	—	—	—	—	1,357	—
Foreign currency translation adjustments	—	—	—	—	—	—	677	—	677	$677
Net loss	—	—	—	—	—	—	—	(26,588)	(26,588)	(26,588)

Balance at March 31, 2002	11,491	1,036	1,252	89,134	(1)	(51)	241	(85,320)	5,255	$(25,911)

Issuances of Iteris Holdings, Inc. common stock	2,590	—	260	2,814	—	—	—	—	3,074	—
Issuances of Iteris, Inc. common stock	—	—	—	871	—	—	—	—	871	—
Foreign currency translation adjustments	—	—	—	—	—	—	(340)	—	(340)	$(340)
Net loss	—	—	—	—	—	—	—	(13,148)	(13,148)	(13,148)

Balance at March 31, 2003	14,081	1,036	$1,512	$92,819	$(1)	$(51)	$(99)	$(98,468)	$(4,288)	$(13,488)

See accompanying notes.

 Iteris Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended March 31,
	2001	2002	2003
Cash flows from Operating activities
Net income (loss) from continuing operations	$5,511	$(9,018)	$(5,256)
Net loss from discontinued operations	(38,051)	(17,120)	(7,892)
Extraordinary loss	—	(450)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,638	2,816	816
Amortization of warrants	—	1,230	246
Amortization of deferred gain on sale-leaseback	—	—	(1,665)
Minority interest in earnings of subsidiary	—	1,910	3,818
Loss on sale of Iteris common stock	—	1,597	310
Loss on disposal of assets	—	48	2
Gain on sale of product lines	(1,230)	(3,385)	—
Provision for losses on accounts receivable	78	102	—
Net assets of discontinued operations	6,640	17,735	(4,188)
Changes in operating assets and liabilities (Note 13)	4,324	(13,698)	9,020

Net cash used in operating activities	(20,090)	(18,233)	(4,789)
Investing activities
Purchases of property, plant and equipment, net	(2,502)	(426)	(518)
Repurchase of real estate option	(5,000)	—	—
Proceeds from sale of product lines	1,877	9,884	—
Proceeds from sale of building	—	—	18,951
Purchase of net assets of acquired business	(42)	(200)	—
Other	(688)	677	(340)

Net cash provided by (used in) investing activities	(6,355)	9,935	18,093
Financing activities
Proceeds from line of credit and long-term borrowings	26,644	28,720	—
Principal payments on line of credit and long-term debt	(19,857)	(30,929)	(16,912)
Proceeds from sale of Iteris common and preferred stock	—	8,697	871
Proceeds from issuance of common stock	16,996	—	2,766

Net cash provided by (used in) financing activities	23,783	6,488	(13,275)

Increase (decrease) in cash	(2,662)	(1,810)	29
Cash and cash equivalents at beginning of year	4,880	2,218	408

Cash and cash equivalents at end of year	$2,218	$408	$437

See accompanying notes.

 Iteris Holdings, Inc.

Notes to Consolidated Financial Statements

March 31, 2003

1. Formation and Operations

        Iteris Holdings, Inc. (the "Company" or "Iteris Holdings"), formerly known as Odetics, Inc., provides products, systems and services that control and manage the use of public roadways and services access and safety of public and private facilities. Iteris Holdings currently operates through its majority-owned subsidiary, Iteris, Inc. ("Iteris"). Iteris Holdings was incorporated in Delaware in October 1987 as Odetics, Inc. and changed its name to Iteris Holdings, Inc. in September 2003.

        During fiscal 2002 and fiscal 2003, the Company incurred net losses of $26.6 million and $13.1 million, respectively. The Company financed its operations in fiscal 2002 and fiscal 2003 largely through cash received from debt and equity financings, the sale of assets and the divestiture of certain of its subsidiaries.

        On May 28, 2002, the Company completed the sale and leaseback of its Anaheim, California facility for an aggregate sale price of $22.6 million. Under the terms of the sale and leaseback agreement, the Company will continue to lease one of the two buildings located on the property for an initial ten-year period at a rate of $152,150 per month and the other building for a period of 30 months at a rate of approximately $57,553 per month. Approximately $16.4 million of the proceeds from the sale was used to repay the outstanding indebtedness and accrued interest under a promissory note that was secured by a first deed of trust on the Anaheim facility (Note 5), and $2.5 million is being held in escrow as a security deposit on future lease payments and is included in restricted cash on the accompanying consolidated balance sheets. The balance of the proceeds was available for general working capital purposes. The gain on the sale of the facility was approximately $8.2 million, of which $640,000 was recognized immediately and the remainder was deferred and is being amortized against rent expenses over the term of the leases.

        On August 16, 2002, the Company completed a private placement of 2,500,000 of its Class A common stock to an institutional investor for $3.0 million in cash. The transaction, net of expenses, raised net proceeds of approximately $2.7 million. In connection with this offering, the Company also issued warrants to the investor to purchase up to another 1,250,000 shares at an exercise price of $1.50 per share, and up to 1,250,000 shares at an exercise price of $1.80 per share. The warrants are exercisable at any time by the investor, and are callable by us if the market price of the Company's Class A common stock trades for 20 consecutive days at a price equal or greater than two times the exercise price of the warrants. If all of the warrants are exercised, the total gross proceeds from this transaction are expected to be $7.2 million. The proceeds from the transaction were used to fund general working capital requirements.

        On May 9, 2003, the Company completed the sale of substantially all of the assets of its Zyfer subsidiary for $2.3 million in cash plus the assumption of certain liabilities. The asset purchase agreement provides for future incentive payments of up to $1.0 million in each of the twelve month periods ended April 30, 2004 and 2005, based on the achievement of certain revenue goals related to the sale of Zyfer products or the licensing of its technologies.

        The Company expects that its operations will continue to use net cash at least through the end of calendar 2003. The steps undertaken in fiscal 2002 and fiscal 2003 were intended to lower its operating costs, widen its gross profits, and generally provide more opportunity to return to profitability. Furthermore, the Company believes that a focused business model provides a more compelling opportunity for appreciation in stockholder value. Notwithstanding the recent refinements to its business model and its more defined focus, the Company cannot be certain that it will be able to secure additional debt or equity financing on acceptable terms, on a timely basis, or at all.

        The Company's future cash requirements will be highly dependent upon its ability to control expenses, as well as the successful execution of its revenue plans.

        These conditions, together with the Company's recurring losses, raise substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or liabilities that may result from the outcome of this uncertainty.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the allowances for doubtful accounts deferred tax assets, inventory reserves, certain accrued liabilities, costs to complete long-term contracts and estimates of future cash flows used to determine the recoverability of long lived assets.

Revenue Recognition

        Product revenues and related cost of sales are recognized upon the transfer of title, which generally occurs upon shipment or, if required, upon acceptance by the customer, provided that the Company believes collectibility of the net sales amount is probable. Accordingly, at the date revenue is recognized, the significant uncertainties concerning the sale have been resolved.

        Contract revenues are derived primarily from long-term contracts with governmental agencies. Contract revenue includes costs incurred plus a portion of estimated fees or profits determined on the percentage of completion method of accounting based on the relationship of costs incurred to total estimated costs. Any anticipated losses on contracts are charged to earnings when identified. Changes in job performance and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to cost and revenue and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured.

        Revenues from follow-on service and support, for which the Company charges separately, is recorded in the period in which the services are performed.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and short-term investments with initial maturities of less than ninety days.

Concentration Of Credit Risk

        The Company maintains reserves for potential credit losses, estimating the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding over a certain period of time. The Company has recorded reserves for receivables deemed to be at risk for collection, as well as a general reserve based on historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables deemed to be at risk for collection including the current credit-worthiness of each customer. Such losses have been minimal and within management's estimates. Receivables from customers are generally unsecured. At March 31, 2002 and 2003, accounts receivable from governmental agencies and prime government contractors were approximately $3,575,000 and $3,362,000, respectively.

Fair Values of Financial Instruments

        Fair values of cash and cash equivalents approximate the carrying value because of the short period of time to maturity. The fair value of line of credit agreements approximate carrying value because the related rates of interest approximate current market rates.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Equipment is depreciated principally by the declining balance method over their estimated useful lives ranging from four to eight years. Depreciation expense from continuing operations for the years ended March 31, 2001, 2002 and 2003 was $0.7 million, $1.3 million and $0.8 million, respectively.

Long-Lived Assets

        Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes no impairment of the carrying value of its long-lived assets existed at March 31, 2003. The Company's analysis was based on an estimate of future undiscounted cash flows using forecasts contained in the Company strategic plan. It is at least reasonably possible that the Company's estimate of future undiscounted cash flows may change during fiscal 2004. If the Company's estimate of future undiscounted cash flow should change or if the strategic plan is not achieved, future analyses may indicate insufficient future undiscounted cash flows to recover the carrying value of the Company's long-lived assets, in which case such assets would be written down to estimated fair value.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities.

        On April 1, 2002, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under Statement 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of the Company's reporting units, as defined, and the carrying value of the reporting units' net assets, including goodwill. Pursuant to Statement 142, upon adoption the Company tested its goodwill for impairment and, based upon recent sales of equity securities, determined that no impairment existed. Statement 142 requires a review for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill. The Company performs the annual impairment review as of January 1 of each year. The 2003 annual review resulted in no impairment of the carrying value of goodwill. Adjusted net income and the related earnings per share impact of the adoption of Statement 142 is as follows (in thousands, except per share amounts):

	Year Ended March 31,
	2001	2002	2003
Reported income (loss) from continuing operations	$5,511	$(9,018)	$(5,256)
Add back goodwill amortization	1,089	1,208	—

Adjusted net income (loss) from continuing operations	6,600	(7,810)	(5,256)
Loss from discontinued operations, net of income taxes	(38,051)	(17,120)	(7,892)
Extraordinary loss on early extinguishment of debt	—	(450)	—

Adjusted net income (loss)	$(31,451)	$(25,380)	$(13,148)

Basic earnings (loss) per share:
Reported income (loss) from continuing operations	$0.55	$(0.80)	$(0.37)
Add back goodwill amortization	0.11	0.11	—

Adjusted net income (loss) from continuing operations	0.66	(0.69)	(0.37)
Loss from discontinued operations, net of income taxes	(3.81)	(1.52)	(0.55)
Extraordinary loss on early extinguishment of debt	—	(0.04)	—

Adjusted net income (loss)	$(3.15)	$(2.25)	$(0.92)

Diluted earnings (loss) per share:
Reported income (loss) from continuing operations	$0.54	$(0.80)	$(0.37)
Add back goodwill amortization	0.11	0.11	—

Adjusted net income (loss) from continuing operations	0.65	(0.69)	(0.37)
Loss from discontinued operations, net of income taxes	(3.73)	(1.52)	(0.55)
Extraordinary loss on early extinguishment of debt	—	(0.04)	—

Adjusted net income (loss)	$(3.08)	$(2.25)	$(0.92)

Research and Development Expenditures

        Research and development expenditures are charged to expense in the period incurred.

Warranty

        Unless otherwise stated, the Company provides a one-year warranty from the original invoice date on all product material and workmanship. Products sold to certain original equipment manufacturer customers sometimes carry longer warranties. Defective products will be either repaired or replaced, generally at the Company's option, upon meeting certain criteria. The Company accrues a provision for the estimated costs that may be incurred for product warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized.

        The activity in accrued warranty obligations is as follows (in thousands):

	March 31,
	2001	2002	2003
Balance at beginning of year	$95	$95	$249
Additions charged to cost of sales	43	325	323
Warranty claims	(43)	(171)	(316)

Balance at end of year	$95	$249	$256

Foreign Currency Translation

        The balance sheet accounts of the Company's foreign based subsidiaries are translated at the current year-end exchange rate and income statement items are translated at the average exchange rate for the year. Resulting translation adjustments are made directly to a separate component of stockholders' equity. Gains and losses resulting from transactions of the Company and its subsidiaries which are made in currencies different from their own are immaterial and are included in income as they occur.

Comprehensive Income

        The only component of accumulated other comprehensive income is the cumulative foreign currency translation adjustment recorded in stockholders' equity.

Income Taxes

        Deferred income tax assets and liabilities are computed for differences between financial statement and tax basis of assets and liabilities based on enacted tax laws and rates applicable to the period in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for income taxes is the taxes payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Earnings (Loss) Per Share

        The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share amounts):

	Year Ended March 31,
	2001	2002	2003
Numerator:
Net loss	$(32,540)	$(26,588)	$(13,148)
Denominator:
Denominator for basic loss per share—weighted-average shares	9,977	11,267	14,276
Effect of dilutive securities:
Employee stock options	232	—	—

Denominator for diluted loss per share	10,209	11,267	14,276

Basic loss per share	$(3.26)	$(2.36)	$(0.92)
Diluted loss per share	$(3.19)	$(2.36)	$(0.92)

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock-Issued to Employees ("APB No. 25") and related interpretations, and complies with the disclosure provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the amount the employee must pay to acquire the stock.

        In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, ("Statement 148") providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not currently plan to change its stock-based employee compensation accounting to the fair value method. The accompanying financial statements reflect all of the disclosures required by Statement 148.

        In calculating pro forma information regarding net income and earning per share, as required by Statement No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following assumption:

	Year Ended March 31,
	2001	2002	2003
Dividend rate	0.0	0.0	0.0
Expected life—years	7.0	7.0	7.0
Risk-free interest rate	6.0	4.5	2.0
Volatility of common stock	0.4	0.4	0.4

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended March 31, 2001, 2002 and 2003 follows (in thousands, except per share amounts):

	Year Ended March 31,
	2001	2002	2003
Net loss—reported	$(32,540)	$(26,588)	$(13,148)
Employee compensation expense under fair value method	(972)	(201)	(637)

Net loss—pro forma	$(33,512)	$(26,789)	$(13,785)

Basic loss per share—reported	$(3.26)	$(2.36)	$(0.92)
Basic loss per share—pro forma	$(3.36)	$(2.38)	$(0.97)
Diluted loss per share—reported	$(3.19)	$(2.36)	$(0.92)
Diluted loss per share—pro forma	$(3.28)	$(2.38)	$(0.97)

Advertising Expenses

        The Company expenses advertising costs as incurred. Advertising expense totaled $195,000, $71,000 and $77,000 in the years ended March 31, 2001, 2002 and 2003, respectively.

Discontinued Operations

        In August 2001, FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). The Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operation's—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"), for the disposal of a segment of a business. Under SFAS 144, a component of a business that is held for sale is reported in discontinued operations if (i) the operations and cash flows will be, or have been, eliminated from the ongoing operations of the company and, (ii) the company will not have any significant continuing involvement in such operations. In the quarter ended September 30, 2001, the Company adopted the provisions of SFAS 144 effective April 1, 2001.

        In April 2001, the Company bifurcated its Gyyr subsidiary into the Gyyr Closed Circuit Television Products Line, which manufactured analog and digital storage systems, and the Gyyr Electronic Access Control division. In September 2001, the Company sold substantially all of the assets and certain liabilities of the Gyyr Closed Circuit Television Products line for $8.8 million. In connection with this sale, the Company changed the name of its Gyyr subsidiary to MAXxess Systems, Inc. ("MAXxess").

        In September 2001, the Company approved a plan to discontinue the operations of Mariner which was part of the Company's telecom products segment. The aggregate losses recognized to write down the assets of Mariner to their fair value less cost to sell were approximately $6.7 million. In addition, the Company accrued $1.7 million for severance and other direct costs to exit the operation.

        In March 2003, the Company decided to divest of its Zyfer, Inc. subsidiary ("Zyfer"). On May 9, 2003, the Company completed the sale of substantially all of the net assets of Zyfer, with a net book value of approximately $2.3 million, for $2.3 million. The Company may also receive incentive payments of up to $2 million should Zyfer meet certain revenue targets in the twelve month periods ended April 30, 2004 and 2005. The initial purchase price is subject to adjustment within 45 days of the closing in the event that the assets purchased less the liabilities assumed by the buyer is less than $2.2 million. In connection with the Zyfer sale, the Company accrued $1.0 million for certain future lease obligations of Zyfer that were not transferred to the buyer.

        In March 2003, the Company ceased the development and sale of products in its Broadcast, Inc. subsidiary ("Broadcast") and reduced the headcount in Broadcast to only support the existing customer contracts for service and support through their expiration dates. The aggregate losses recognized to write down the assets of Broadcast to their fair value less cost to sell were approximately $3.4 million. In addition, the Company accrued $0.4 million for employees severed in March 2003 and other direct costs to wind down the operation.

        In September 2003, the Company sold substantially all of the assets of MAXxess to an investor group that included certain members of the MAXxess management group. The consideration for the assets consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.3 million from the sale.

        The asset write-downs and accrued costs are included in the loss from discontinued operations in the year ending March 31, 2003. The results of operations of Broadcast, Mariner, Zyfer and MAXxess (including Gyyr) for all periods presented have been reclassified and presented as discontinued operations in the accompanying consolidated statement of operations. Interest expense was not reclassified to discontinued operations because the discontinuances did not eliminate any of the Company's debt.

        The net sales and loss from discontinued operations are as follows (in thousands):

	Year Ended March 31,
	2001	2002	2003
Net sales and contract revenues
MAXxess	$34,346	$14,880	$6,232
Zyfer	4,464	4,475	6,487
Broadcast	9,292	2,824	3,599
Mariner	910	533	—

Total net sales and contract revenues	$49,012	$22,712	$16,318

Net income (loss) from discontinued operations:
MAXxess	$(4,040)	$3,845	$862
Zyfer	(5,284)	(5,100)	(1,718)
Broadcast	(16,822)	(2,941)	(2,468)
Mariner	(11,905)	(4,563)	—

Total	(38,051)	(8,759)	(3,324)
Loss recognized upon discontinuance of operations	—	(8,361)	(4,909)
Gain on sale of assets of discontinued operations	—	—	341

Loss from discontinued operations	$(38,051)	$(17,120)	$(7,892)

        The assets and liabilities of the discontinued operations consisted of the following (in thousands):

	March 31,
	2002	2003
Accounts receivable	$2,662	2,013
Costs and estimated earnings in excess of billings on uncompleted contracts	980	—
Inventories	5,250	2,253
Prepaid expenses and other assets	258	207
Property, plant and equipment, net	2,155	764

Total assets of discontinued operations	$11,305	$5,237

Accounts payable	$6,270	$2,925
Billings in excess of costs and estimated earnings on uncompleted contracts	1,041	—
Accrued expenses	2,505	2,071

Total liabilities of discontinued operations	$9,816	$4,996

Recent Accounting Pronouncements

        In 2003, the Company adopted Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. Application of this statement did not have a significant effect on the Company's consolidated results of operations or financial position.

        In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted Statement 146 on January 1, 2003.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), effective prospectively for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for periods ending after December 15, 2002. Under FIN 45, a guarantor is required to recognize, at the inception of certain guarantees, a fair value liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. All guarantees subject to the disclosure provisions of FIN 45, such as product warranties, have been disclosed in the accompanying notes to the consolidated financial statements. The Company does not have any other outstanding guarantees at March 31, 2003 required to be disclosed or recorded as obligations upon adoption of FIN 45.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This Interpretation changes the method of determining whether certain entities should be included in the Company's Consolidated Financial Statements. An entity is subject to FIN 46 and is called a variable interest entity ("VIE") if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. All other entities are evaluated for consolidation under SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. The provisions of FIN 46 are to be applied immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies in the first fiscal period beginning after June 15, 2003. The Company has not yet determined the impact, if any, that the adoption of FIN 46 will have on the Company's financial position, results of operations or cash flows.

Reclassifications

        Certain amounts in the fiscal 2001 and fiscal 2002 consolidated financial statements have been reclassified to conform with the 2003 presentation.

2. Acquisitions and Dispositions

        In October 1998, the Company, through Iteris, acquired Meyer, Mohaddes Associates, Inc., a provider of transportation, engineering and planning services ("MMA"). Pursuant to the terms of the merger agreement, the Company purchased all of the issued and outstanding shares of stock of MMA for $4.3 million, by issuing 55,245 shares of the Company's Class A common stock valued at $250,000 and 810,153 shares of Iteris, Inc.'s common stock.

        The merger agreement provided for MMA shareholders to receive additional shares of the Company's Class A common stock with a then market value of $250,000 at each of April 16, 1999, October 16, 1999, April 16, 2000, October 16, 2000 and April 16, 2001 in the event the Company did not consummate an initial public offering of the common stock of Iteris, Inc. by each and any of those dates. Pursuant to this provision, the Company issued an additional 219,706 shares of its Class A common stock to the MMA shareholders, which was recorded by the Company as additional goodwill. In addition, as a result of Iteris' failure to complete an initial public offering by October 2001, the MMA shareholder exercised their rights under the agreement and required the Company to exchange 1,107,301 shares of the Company's Class A common stock for 155,149 shares of Iteris common stock. This transaction resulted in additional goodwill of $2.5 million.

        During fiscal 2001, the Company sold certain assets of its sold state recording product line of its Zyfer subsidiary for cash proceeds of $1.9 million. In connection with these sales the Company recorded gains aggregating $1.2 million.

        In April 2001, the Company sold its Vortex Dome and Quarterback Controller product lines for approximately $1.1 million in net cash proceeds. In connection with this transaction, the Company realized a gain of $0.1 million.

3. Restructuring Charges

        During fiscal 2001 and 2002, the Company approved a number of actions to reduce operating expenses and improve profitability and cash flows. These actions included a reduction in workforce of 222 and 130 employees in 2001 and 2002 respectively. As a result of these actions, the Company recorded the following as restructuring charges (in thousands):

Severance and related costs
2001 restructuring charge	$367
Cash expenditures	(367)

Balance at March 31, 2001	—
2002 restructuring charge	1,142
Cash expenditures	(858)

Balance at March 31, 2002	284
Cash expenditures	(284)

Balance at March 31, 2003	$—

4. Costs and Estimated Earnings on Uncompleted Contracts

        Costs incurred, estimated earnings and billings on uncompleted long-term contracts are as follows (in thousands):

	March 31,
	2002	2003
Costs incurred
On uncompleted contracts	$14,361	$15,645
Estimated earnings	1,077	1,173

	15,438	16,818
Less billings to date	(14,048)	(14,724)

	$1,390	$2,094

Included in accompanying balance sheets:
Costs and estimated earnings in excess of billings on uncompleted contracts	$2,585	$2,398
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,195)	(304)

	$1,390	$2,094

        Costs and estimated earnings in excess of billings at March 31, 2002 and 2003 include $136,114 and $244,172 respectively, that were not billable as certain milestone objectives specified in the contracts had not been attained. Substantially all costs and estimated earnings in excess of billings at March 31, 2003 are expected to be billed and collected during the year ending March 31, 2004.

5. Revolving Lines of Credit and Long-Term Debt

        In February 2002, the Company entered into a $1.25 million line of credit with a partnership controlled by the Company's Chairman of the Board. The line of credit is collateralized by substantially all of the Company's assets other than real property. Borrowings on the line of credit bear interest at the prime rate plus 4% (8.25% at March 31, 2003) and matures in April 2004.

        Borrowings on the line of credit totaled $1.25 million at March 31, 2002 and 2003. Interest expense under the line of credit totaled $8,000 and $110,000 in the years ended March 31, 2002 and 2003.

        In October 2002, the Company entered into a receivables purchase agreement with a partnership controlled by the Company's Chairman of the Board to sell certain receivables. Under certain conditions of the agreement the Company may be required to buy back any uncollected receivables. The total amount transferred under the agreement was $1.2 million with $0.4 million uncollected as of March 31, 2003. The total fees and interest expense under the agreement was $0.1 million during the year ended March 31, 2003.

        In August 2001, the Company through Iteris, entered into a loan and security agreement with a maximum available credit line of $5.0 million. At March 31, 2002, there were no outstanding borrowings under this line of credit and amounts available for future borrowing totalled $4.1 million.

Under the terms of the agreement, the Company may borrow against its eligible accounts receivable and the value of its eligible inventory, as defined. Interest on borrowed amounts is payable monthly at the prime rate plus 2% (6.25% at March 31, 2003). Additionally, Iteris is obligated to pay an unused line fee of 0.5% per annum applied to the amount by which the maximum credit amount exceeds the average daily principal balance during the preceding month, and a monthly collateral management fee of $2,000. The agreement is secured by substantially all of Iteris' assets and expires in August 2004. Either party can terminate the agreement with thirty days written notice. Should Iteris elect to terminate the agreement, a one-time termination fee of 3%, 2% and 1% of the maximum credit limit would apply in years 1 through 3, respectively.

        In January 2000, the Company through Iteris, entered into a joint venture agreement, pursuant to which Iteris obtained a Subordinated Convertible Promissory Note in the amount of $3.75 million. In July 2001, the note holder converted the note and related accrued interest into common and preferred stock of Iteris (Note 9).

        In May 2001, the Company entered into a $16 million promissory note secured by a first trust deed on its principal facilities in Anaheim, California, which bore interest at 10% per annum. The promissory note was paid in full at its scheduled maturity date in May 2002 (Note 1). In connection with the note the Company issued warrants to the lender to purchase 426,667 shares of Class A common stock at an exercise price of $4.00 per share. The Company repriced the warrants to $3.00 per share, in connection with a forbearance agreement negotiated in November 2001. The issuance of the warrant represented a discount on the note totaling $1,357,000, which was amortized over the life of the note.

        Approximately $6.0 million of the proceeds of the promissory note was used to retire the pre-existing note payable on the Anaheim facility, which included a prepayment penalty of $450,000. This prepayment penalty is reflected as an extraordinary item in the accompanying consolidated statement of operations.

        Long-term debt consisted of the following (in thousands):

	March 31,
	2002	2003
Note payable, net of discount of $244,000 at March 31, 2002, paid in May 2002	$15,756	$—
Notes payable, accruing interest at 7.55% to 17.08%, collateralized by equipment, payable in monthly installments through fiscal 2003	403	—

	16,159	—
Less current portion	(16,134)	—

	$25	$—

6. Income Taxes

        The reconciliation of the income tax benefit from continuing operations to taxes computed at U.S. federal statutory rates is as follows (in thousands):

	Year Ended March 31,
	2001	2002	2003
Income (tax benefit) provision at statutory rates	$1,874	$(2,417)	$(489)
State income taxes net of federal benefit	—	—	4
Change in valuation allowance associated with federal deferred tax assets	(2,327)	1,180	330
Nondeductible goodwill amortization	153	176	—
Other	300	276	155

	$—	$(785)	$—

        The components of deferred tax assets and liabilities are as follows (in thousands):

	March 31,
	2002	2003
Deferred tax assets:
Net operating losses	$21,267	$19,289
Book over tax depreciation	—	6,025
Credit carry forwards	1,503	1,999
Deferred compensation and payroll	1,192	1,231
Bad debt allowances and other reserves	357	265
Other, net	1,121	406

Total deferred tax assets	25,440	29,215
Valuation allowance	(23,557)	(28,748)

Net deferred tax assets	$1,883	$467

Deferred tax liabilities:
Tax over book depreciation	$(1,416)	$—
Capitalized interest and taxes	(421)	(421)
Other, net	(46)	(46)

Total deferred tax liabilities	(1,883)	(467)

Net deferred taxes	$—	$—

        At March 31, 2003, the Company had approximately $1,299,000 in federal general business credit carryforwards that begin to expire in 2006 and $700,000 in state general business credit carryforwards that can be carried forward indefinitely. The Company had $48,231,000 of federal net operating loss carryforwards that begin to expire in 2019 and $31,000,000 of state net operating loss carryforwards that begin to expire in 2003. For financial reporting purposes, a valuation allowance has been recorded to offset the deferred tax asset related to these credits and net operating losses. Any future benefits recognized from the reduction of the valuation allowance related to these carryforwards will result in a reduction of income tax expense.

        In December 2001, the Company's ownership interest in Iteris fell below the threshold required for the Company to file a consolidated tax return. As a result, Iteris will no longer be included in the Company's consolidated group for income tax purposes, and instead will be required to file a separate tax return. At March 31, 2003, for federal income tax purposes, Iteris had approximately $583,000 of the net operating loss carryforwards described above. Iteris's portion of the net operating losses begins to expire in 2021.

        On September 11, 2003, the Governor of California signed into law new tax legislation that suspends the use of net operating loss carryforward into tax years beginning on or after January 1, 2002 and 2003. Should the Company have taxable income for the year ending March 31, 2003 and 2004, it may not look to California net operating losses generated in prior years to offset taxable income. This suspension will not apply to tax years beginning in 2004 and beyond.

        Because of the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

7. Associate Incentive Programs

        Under the terms of a Profit Sharing Plan, the Company contributes to a trust fund such amounts as are determined annually by the Board of Directors. No contributions were made in 2001, 2002 or 2003.

        In May 1990, the Company adopted a 401(k) Plan as an amendment and replacement of the former Associate Stock Purchase Plan that was an additional feature of the Profit Sharing Plan. Under the 401(k) Plan, eligible associates voluntarily contribute to the plan up to 15% of their salary through payroll deductions. The Company matches 50% of contributions up to a stated limit. Under the provisions of the 401(k) Plan, associates have four investment choices, one of which is the purchase of Iteris Holdings' Class A common stock at market price. Company matching contributions were approximately $812,000, $722,000 and $544,000 in 2001, 2002 and 2003, respectively.

8. Deferred Compensation Plans

        During 1986, the Company adopted an Executive Deferral Plan under which certain executives may defer a portion of their annual compensation. All deferred amounts earn interest, generally with no guaranteed rate of return. Compensation charged to operations and deferred under the plan totaled $128,000, $66,000, and $43,000 for 2001, 2002 and 2003, respectively.

9. Iteris Preferred and Common Stock

        In July 2001, Iteris issued 1,781,268 shares of its Series A preferred stock (Iteris preferred stock) to an institutional investor in exchange for $5.0 million in cash. In addition, Iteris issued 1,343,645 shares of its Iteris preferred stock and 547,893 shares of its common stock in exchange for $500,000 in cash and the retirement of its $3.75 million Subordinated Convertible Promissory Note plus related accrued interest of $0.4 million.

        Shares of Iteris preferred stock are convertible into shares of Iteris common stock at the conversion rate in effect at the time, as defined. Each share of Iteris preferred stock will automatically convert into shares of Iteris common stock immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 with aggregate gross proceeds to the Company of not less than $30 million and price per share of not less than two times the original Iteris preferred stock issue price of $2.80 per share.

        In the event that the Company fails to consummate an initial public offering of Iteris common stock or complete a sale of Iteris to a third party with aggregate proceeds of $25 million by January 1, 2004 and/or the holders of Iteris preferred stock elect not to exercise their rights to convert into common stock, the Company will be obligated to redeem the Iteris preferred stock at a sum equal to two times the original Iteris preferred stock issue price.

        At March 31, 2002, the liquidation preference on Iteris preferred stock totals $17.5 million. The difference between the initial issue price, net of related issuance costs, and the liquidation preference is being amortized over the redemption period and is reflected in minority interest in earnings of subsidiary in the accompanying consolidated statement of operations.

        In August and December 2001, the Company sold 1,539,241 shares of Iteris common stock that it held at an aggregate purchase price of $3.8 million to a group of investors, which included certain members of management of the Company and Iteris. In connection with this transaction, the Company realized a loss of $1.6 million which is reflected in other income (net) in the accompanying consolidated statement of operations.

        In April 2002 and February 2003, the Company sold 322,581 shares of Iteris common stock that it held at an aggregate purchase price of $0.9 million to a group of investors, which included certain members of management of the Company and Iteris. In connection with this transaction, the Company realized a loss of $0.3 million that is reflected in other income (net) in the accompanying consolidated statement of operations. In February 2003 Iteris purchased back from the Company 288,500 shares of Iteris common stock that the Company held. The Company realized a loss of $310,000 on this transaction, which is reflected in other income, net in the accompanying consolidated statement of operations. At March 31, 2003, the Company held 75.1% of the outstanding common stock of Iteris.

10. Stock Option Plan

        The Company has adopted the Iteris Holdings 1997 Stock Incentive Plan, which provides that options for shares of the Company's unissued Class A common stock may be granted to directors, associates and consultants to the Company. Options granted enable the option holder to purchase one share of Class A common stock at prices which are equal to or greater than the fair market value of the shares at the date of grant. Options expire ten years after date of grant or 90 days after termination of employment and vest ratably at 33% on each of the first three anniversaries of the grant date.

        A summary of all Company stock option activity is as follows (in thousands, except per share amounts):

	Year Ended March 31,
	2001		2002		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of year	801	$7.68	804	$8.44	329	$8.37
Granted	120	13.47	30	2.28	659	1.38
Exercised	(24)	7.95	—	—	—	—
Cancelled	(93)	8.21	(505)	8.06	(26)	4.29

Options outstanding at end of year	804	$8.44	329	$8.37	962	$3.73

Exercisable at end of year	531		237		879

Available for grant at end of year	487		1,322		689

Weighted average fair value of options granted		$7.03		$1.20		$0.68

        The exercise price for options outstanding as of March 31, 2003, ranged from $1.02 to $15.625.

        The weighted-average remaining contractual life of those options is 8.8 years.

Iteris, Inc.'s Stock Options

        In September 1997, Iteris granted options to purchase up to 899,960 shares of its common stock to certain members of its senior management at an exercise price of $1.07 per share. As of March 31, 2002, options to purchase 759,345 shares of common stock were outstanding.

        Subsequently, Iteris' Board of Directors adopted and approved the 1998 Stock Incentive Plan (the "Plan"), as amended in February 2000, authorized 3,000,000 shares of Iteris' common stock for issuance under the Plan. Options to purchase 2,228,492 shares of common stock, at exercise prices ranging from $1.60 to $9.07 per share, were outstanding at March 31, 2002. Under the Plan, options expire ten years after date of grant or 90 days after termination of employment. The options granted vested ratably at 25% on each of the first four anniversaries of the grant date.

11. Commitments

        The Company has lease commitments for facilities in various locations throughout the United States. The annual commitment under these noncancelable operating leases at March 31, 2003 is as follows (in thousands):

Fiscal Year
2004	$2,171
2005	2,047
2006	1,928
2007	1,837
2008	1,826
Thereafter	7,608

        Rent expense under operating leases totaled $1,040,000, $1,139,000 and $2,597,000, respectively, for the years ended March 31, 2001, 2002 and 2003.

        Common stock reserved for future issuance at March 31, 2003:

Issuable under stock options plans	1,651,000
Issuable upon the exercise of warrants	2,926,667

12. Business Segment and Geographic Information

        The Company operates in two reportable segments: sensors and systems. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that certain expenses, such as interest, amortization of certain intangibles and certain corporate expenses are not allocated to the segments. In addition, certain assets including cash and cash equivalents, deferred taxes and certain long-lived and intangible assets are not allocated to the segments. Intersegment sales are recorded at the selling segment's cost plus profit.

        The reportable segments are each managed separately because they manufacture and distribute distinct products or provide services with different processes.

        Selected financial information for the Company's reportable segments as of and for the years ended March 31, 2001, 2002 and 2003 follows (in thousands):

	Sensors	Systems	Total
Year Ended March 31, 2001
Revenue from external customers	$10,626	$17,430	$28,056
Depreciation and amortization	190	1,312	1,502
Segment loss	(3,304)	(731)	(4,035)
Year Ended March 31, 2002
Revenue from external customers	$17,104	$20,205	$37,309
Depreciation and amortization	339	1,444	1,783
Segment income	552	3,370	3,922
Year Ended March 31, 2003
Revenue from external customers	$19,112	$22,283	$41,395
Depreciation and amortization	253	452	705
Segment income (loss)	(190)	2,302	2,112

        The following reconciles segment income (loss) to consolidated income (loss) from continuing operations before minority interest and income taxes and segment assets to consolidated assets (in thousands):

	Year Ended March 31,
	2001	2002	2003
Segment income (loss)
Total income (loss) for reportable segments	$(4,035)	$3,922	$2,112
Unallocated amounts:
Corporate and other expenses including Iteris, Inc. unallocated costs	(6,156)	(6,483)	(2,789)
Royalty income	17,825	—	—
Restructuring charges	(367)	(1,142)	—
Interest expense	(1,756)	(4,190)	(761)

Income (loss) from continuing operations before minority interest and income taxes	$5,511	$(7,893)	$(1,438)

Assets
Total assets for reportable segments	$17,791	$25,309	$26,005
Assets held at corporate including assets of discontinued operations	50,270	26,929	8,837

Total assets	$68,061	$52,238	$34,842

        The Company's revenues from continuing operations are generated and the Company's assets are held substantially in the United States.

13. Supplemental Cash Flow Information

	Year Ended March 31,
	2001		2002		2003
Net cash provided by (used in) operating assets and liabilities (in thousands):
Accounts receivable		$211		$(2,912)	$(518)
Net costs and estimated earnings in excess of billings		(579)		(138)	187
Inventories		60		(6,203)	(741)
Prepaids and other assets		895		(969)	(1,388)
Deferred gain on sale of building		—		—	7,690
Accounts payable and accrued expenses		3,737		(3,476)	3,790

Net cash provided by (used in) operating assets and liabilities		$4,324		$(13,698)	$9,020

Cash paid during the year:
Interest		$1,768		$2,514	$507
Income taxes paid		86		—	—
Noncash transactions during the year:
Proceeds from sale leaseback held in escrow	$		$		$2,516
Contribution of common stock to 401(k) Plan		—		791	141
Exchange of note payable and accrued interest for Iteris stock		—		4,203	—
Stock issuance to former MMA shareholders		500		2,737	—
Issuance of common stock in settlement of accounts payable		—		390	—

14. Legal Proceedings

        On October 11, 1999, the Company settled a patent infringement case it had brought against Storage Technology Corporation ("StorageTek"). Through an agreement, StorageTek agreed to pay the Company a license fee totaling $100.0 million for use of the Company's United States Patent No. 4,779,151. Under the agreement, the license fee was payable in three installments: $80.0 million upon signing of the agreement, and two annual installments of $10.0 million payable in each of October 2000 and 2001. On June 12, 2000, the Company and StorageTek amended the agreement, whereby StorageTek agreed to pay a final discounted payment of $17.8 million immediately in full settlement of the $20.0 million otherwise due to complete the settlement, which is reflected in the accompanying consolidated financial statements as royalty income.

        From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company currently is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on its consolidated results of operations, financial position or cash flows.

15. Supplementary Quarterly Consolidated Financial Data (Unaudited)

        All quarters presented in the following schedule have been restated for the discontinuance of Broadcast Mariner, Zyfer and MAXxess (in thousands, except per share amounts):

	Net Sales	Gross Profit	Loss from continuing operations	Net loss	Net loss per share from continuing operations
June 30, 2001	$7,711	$2,756	$(2,116)	$(7,775)	$(0.20)
September 30, 2001(1)	9,637	4,222	(3,164)	(15,164)	(0.30)
December 31, 2001	9,799	4,203	(3,370)	(2,331)	(0.29)
March 31, 2002	10,162	5,684	(368)	(1,318)	(0.03)
June 30, 2002	$10,258	$4,236	$(782)	$(1,300)	$(0.06)
September 30, 2002	9,685	3,987	(1,308)	(2,617)	(0.09)
December 31, 2002	10,565	4,268	(1,056)	(905)	(0.07)
March 31, 2003(2)	10,887	4,428	(2,110)	(8,326)	(0.15)

(1)
During the quarter ended September 30, 2001, the Company discontinued the operations of its Mariner subsidiary and restructured its European operations. In connection with these actions, the Company recorded severance and other charges and wrote down assets totaling $9.9 million.

(2)
During the quarter ended March 31, 2003, the Company discontinued the operations of its Zyfer and Broadcast subsidiaries. In connection with those actions, the Company recorded severance payments and other charges and wrote down assets totaling $4.9 million.

 Iteris Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$437	$329
Trade accounts receivable, net	8,167	8,529
Note receivable from sale of business units	—	127
Costs and estimated earnings in excess of billings on uncompleted contracts	2,398	2,652
Inventories:
Finished goods	211	234
Work in process	393	509
Materials and supplies	3,299	3,336

Total inventories	3,903	4,079
Prepaid expenses	355	693
Assets of discontinued operations	5,237	—

Total current assets	20,497	16,409
Restricted cash	2,516	—
Property, plant and equipment:
Equipment, furniture and fixtures	7,263	7,643
Allowance for depreciation	(5,322)	(5,965)

Property, plant and equipment, net	1,941	1,678
Goodwill	9,807	9,807
Other assets	81	40

Total assets	$34,842	$27,934

See accompanying notes.

 Iteris Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(in thousands)

	March 31, 2003	December 31, 2003
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Trade accounts payable	$5,187	$3,550
Accrued payroll and related	5,622	3,014
Accrued expenses	785	1,664
Billings in excess of costs and estimated earnings on uncompleted contracts	304	507
Advances under receivable purchase agreement	235	—
Liabilities of discontinued operations	4,996	—
Revolving line of credit	—	611
Current portion of long-term debt and capital leases	—	156

Total current liabilities	17,129	9,502
Deferred gain on sale of building	6,025	1,898
Revolving line of credit with related party	1,250	—
Long-term debt and capital leases	15	902
Minority interest	14,711	17,229
Commitments and contingencies
Stockholders' deficit:
Preferred stock, authorized 2,000,000 shares; none issued	—	—
Common stock, authorized 50,000,000 shares of Class A and 2,600,000 shares of Class B; 19,009,909 shares of class A and 931,930 shares of Class B issued and outstanding at December 31, 2003—$.10 par value	1,512	1,984
Paid-in capital	92,819	95,261
Treasury stock	(1)	(1)
Notes receivable from associates	(51)	(44)
Accumulated deficit	(98,468)	(98,578)
Accumulated other comprehensive loss	(99)	(219)

Total stockholders' deficit	(4,288)	(1,597)

Total liabilities and stockholders' deficit	$34,842	$27,934

See accompanying notes.

 Iteris Holdings, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Net sales and contract revenues:
Net sales	$4,807	$5,948	$14,000	$17,608
Contract revenues	5,760	5,180	16,510	16,300

Total net sales and contract revenues	10,567	11,128	30,510	33,908
Costs and expenses:
Cost of sales	2,275	3,137	6,796	9,491
Cost of contract revenues	4,029	3,589	11,225	11,027

Gross profit	4,263	4,402	12,489	13,390

Selling, general and administrative expense	3,290	2,994	9,351	9,754
Research and development expense	928	1,037	2,758	3,044

Total operating expenses	4,218	4,031	12,109	12,798

Operating income	45	371	380	592
Non-operating income (expense):
Other income (expense)	—	—	640	970
Interest expense, net	(98)	(25)	(694)	(92)

Income (loss) before income taxes	(53)	346	326	1,470
Income taxes	—	293	—	744

Income (loss) from continuing operations before minority interest	(53)	53	326	726
Minority interest in earnings of subsidiary	1,018	793	2,992	2,518

Loss from continuing operations	(1,071)	(740)	(2,666)	(1,792)
Income (loss) from discontinued operations	165	—	(2,157)	1,682

Net loss	$(906)	$(740)	$(4,823)	$(110)

Income (loss) per share:
Basic:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09

Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)

Diluted:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09

Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)

Shares used in calculating income (loss) per share:
Basic	15,117	19,942	13,996	17,705

Diluted	15,117	19,942	13,996	17,705

See accompanying notes.

 Iteris Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended December 31,
	2002	2003
Cash flows from operating activities
Net loss from continuing operations	$(2,666)	$(1,792)
Net income (loss) from discontinued operations	(2,157)	1,682
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	583	643
Amortization of warrants	246	—
Minority interest in earnings of subsidiary	2,992	2,518
Loss on sale of Iteris common stock	35	—
Gain on sale of leaseback transactions	(640)	—
Deferred gain on asset sale	3,813	(1,611)
Changes in operating assets and liabilities:
Accounts receivable	(1,461)	(489)
Net costs and estimated earnings in excess of billings	52	(51)
Inventories	(719)	(176)
Prepaids and other assets	145	(297)
Net assets of discontinued operations	(7,179)	241
Accounts payable and accrued expenses	3,085	(3,105)

Net cash used in operating activities	(3,871)	(2,437)
Cash flows from investing activities
Purchases of property, plant and equipment	(387)	(380)
Proceeds from sale of building	18,951	—
Other	(302)	(120)

Net cash provided by (used in) investing activities	18,262	(500)
Cash flows from financing activities
Principal (payments) proceeds on line of credit, long-term debt and capital lease obligations, net	(17,158)	169
Proceeds from issuance of common stock	2,803	2,660
Proceeds from sale of Iteris common	201	—

Net cash provided by (used in) financing activities	(14,154)	2,829

Net increase (decrease) in cash	237	(108)
Cash at beginning of year	408	437

Cash at December 31	$645	$329

Non-cash transactions:
Restricted cash received on sale of building	$3,016	$—
Contribution of common stock to 401(k) Plan	$141	$531

See accompanying notes.

 ITERIS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation and Operations

        In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position of Iteris Holdings, Inc. (the "Company") as of December 31, 2003 and the consolidated results of operations and cash flows for the three and nine months ended December 31, 2002 and 2003. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the Unites States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three and nine months ended December 31, 2003 are not necessarily indicative of those to be expected for the entire year. The accompanying consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended March 31, 2003, which are included herein.

        During the nine months ended December 31, 2003, the Company incurred a net loss of $110,000, and used $2.4 million of net cash to fund its operations. The Company's net loss included non-cash charges related to depreciation and amortization of $643,000 and charges for minority interest in earnings of its Iteris subsidiary of $2.5 million, and was impacted by non-cash gains of $1.6 million related to the amortization of deferred gain on the sale of its facilities, which was completed in September 2002. During the nine months ended December 31, 2003 the Company issued common stock to raise approximately $2.2 million. These proceeds, in addition to cash generated from other asset sales discussed below, were used to fund a $3.1 million reduction of accounts payable and accrued expenses, which is reflected in net cash used in operating activities. The Company also used net cash from operations to fund an increase in accounts receivable of $489,000, an increase in inventories of $176,000, and an increase in prepaid expenses and other assets of $297,000. At December 31, 2003, the Company had cash of $329,000.

        In May 2003, the Company completed the sale of substantially all of the assets of its wholly-owned subsidiary, Zyfer, Inc., for an aggregate purchase price of $2.3 million in cash plus the assumption of certain liabilities. The asset purchase agreement provides for future contingent incentive payments of up to $1.0 million in each of the next two-twelve-month periods, based on the revenues generated from the sale of Zyfer's products or the license of its technologies. To date no payments have been recieved under the agreement.

        In July 2003, the Company completed a private placement of 3,666,666 shares of its Class A common stock to an institutional investor group raising net proceeds of $2.2 million in cash. In connection with this offering, the Company also issued warrants to the investors to purchase up to another 366,666 shares of Class A common stock at an exercise price of $1.50 per share. The warrants are exercisable at any time by the investors and expire in July 2006.

        In July 2003, the Company concluded a restructuring of its facility lease obligations for its principal operating facilities located in Anaheim, California. Under the revised terms, the Company and its Iteris, Inc. subsidiary entered into two separate leases for space totaling 80,000 square feet located at its current Anaheim location. The Company has been relieved of a continuing lease obligation on approximately 257,000 square feet. In consideration for the restructured agreement, the Company paid the lessor approximately $2.5 million in restricted cash that had been previously pledged as collateral on the lease, in addition to issuing the lessor 425,000 shares of its Class A common stock and a note payable for $811,000.

        In September 2003, the Company sold substantially all of the assets of its MAXxess Systems, Inc. subsidiary (MAXxess), and the assets of its Broadcast, Inc. subsidiary, which had been idle since

March 2003. The consideration for the MAXxess sale consisted of the assumption of $2.7 million of certain liabilities resulting in a net gain of $2.3 million. As a result of the sale of the assets of MAXxess and Broadcast, the Company currently solely operates the business of Iteris, Inc.

        The accompanying financial statements for the three and nine months ended December 31, 2002 and 2003 have been restated to reflect the discontinuation of the operations of Broadcast, Zyfer and MAXxess and, accordingly, continuing operations only reflect the operations of Iteris, Inc.

        The Company has lease commitments for facilities in various locations throughout the United States. The annual commitment under these noncancelable operating leases, including the leaseback of the Anaheim facilities, at December 31, 2003 is as follows (in thousands):

Fiscal Year
Remainder of 2004	$382
2005	$1,464
2006	$1,191
2007	$663
2008	$—

        The Company has historically experienced significant net losses including $4.4 million in fiscal 2003 and $5.2 million in fiscal 2002. While the Company has substantially reduced its operating losses in recent periods, the Company has experienced negative cash flows from operations in the amount of $2.4 million in the nine months ended December 31, 2003, $4.8 million in fiscal 2003 and $18.2 million in fiscal 2002, and had a stockholders' deficit of $1.6 million at December 31, 2003. The Company's operations may continue to use net cash at least through the end of Fiscal 2004. These conditions, together with the Company's recurring losses, cash requirements and stockholders' deficit, raise substantial doubt about the Company's ability to continue as a going concern.

Note 2—Income Taxes

        Income taxes for the three and nine months ended December 31, 2002 and 2003 have been provided at the estimated annualized effective tax rates based on the estimated income tax liability or assets and change in deferred taxes for their respective fiscal years. Deferred taxes result primarily from temporary differences in the reporting of income for financial statement and income tax purposes. These differences relate principally to the use of accelerated cost recovery depreciation methods for tax purposes, capitalization of interest and taxes for tax purposes, deferred compensation, other payroll accruals, reserves for inventory and accounts receivable for financial statement purposes and general business tax credit and alternative minimum tax credit carryforwards for tax purposes. The Company owns less than 80% of its operating subsidiary, Iteris, Inc. and accordingly does not file a consolidated federal tax return. Income tax expense of $293,000 and $774,000 in the three and nine months ended December 31, 2003, respectively, reflects the estimated tax provision of Iteris, Inc. based upon its actual taxable income.

Note 3—Comprehensive Loss

        The components of comprehensive income (loss) for the three months and nine months ended December 31, 2002 and 2003 are as follows (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Net loss	$(906)	$(740)	$(4,823)	$(110)
Foreign currency translation adjustment	(22)	(3)	(302)	(120)

Comprehensive loss	$(928)	$(743)	$(5,125)	$(230)

Note 4—Business Segment Information

        The Company currently operates in two reportable segments: Sensors and Systems. The Sensors segment includes Vantage vehicle detection systems for traffic intersection control and AutoVue sensors for in vehicle safety. Systems includes transportation engineering and consulting activities. Selected financial information for the Company's reportable segments for the three and nine months ended December 31, 2002 and 2003 are as follows (in thousands):

	Sensors	Systems	Total
Three Months Ended December 31, 2002
Revenue from external customers	$4,807	$5,760	$10,567
Segment income	227	630	857
Three Months Ended December 31, 2003
Revenue from external customers	$5,948	$5,180	$11,128
Segment income	174	433	607
Nine Months Ended December 31, 2002
Revenue from external customers	$14,000	$16,510	$30,510
Segment income	405	1,896	2,301
Nine Months Ended December 31, 2003
Revenue from external customers	$17,608	$16,300	$33,908
Segment income	87	1,512	1,599

        The following reconciles segment income to consolidated income (loss) from continuing operations before minority interest and income taxes (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Total profit for reportable segments	$857	$607	$2,301	$1,599
Unallocated amounts:
Corporate and other expenses	(706)	(236)	(1,281)	(37)
Interest expense	(98)	(25)	(694)	(92)

Income (loss) from continuing operations before minority interest and income taxes	$(53)	$346	$326	$1,470

Note 5—Recent Accounting Pronouncements

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables," which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148") which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB 25") to require disclosure effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and net income (loss) per share in both annual and interim financial statements. The Company follows the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148, and, accordingly, accounts for its stock-based compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46"). FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after March 15, 2004. The adoption of FIN 46 has not and is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150") which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Note 6—Net Income (Loss) Per Share

        The following table sets forth the computation of net income (loss) per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Numerator for basic and diluted loss per share:
Loss from continuing operations	$(1,071)	$(740)	$(2,666)	$(1,792)
Income (loss) from discontinued operations	165	—	(2,157)	1,682

Net loss	$(906)	$(740)	$(4,823)	$(110)

Denominators for basic and diluted loss per share:
Basic	15,117	19,942	13,996	17,705
Diluted	15,117	19,942	13,996	17,705
Income (loss) per share:
Basic:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09

Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)

Diluted:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09

Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)

Note 7—Stock Based Compensation

        The Company applies the intrinsic value based method of accounting prescribed by APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, the Company does not recognize any compensation expense for employee stock options with exercise prices equal to or greater than the Company's stock price on the date of grant. Pro forma amounts adjusted for the effect of recording compensation cost for the Company's stock option plan determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 148 are presented below (in thousands except per share amounts):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Net loss—reported	$(906)	$(740)	$(4,823)	$(110)
Employee compensation expense under fair value method	(159)	(159)	(477)	(477)

Net loss—pro forma	$(1,065)	$(899)	$(5,300)	$(587)

Basic loss per share—reported	$(0.06)	$(0.04)	$(0.34)	$(0.01)
Diluted loss per share—reported	$(0.06)	$(0.04)	$(0.34)	$(0.01)
Basic loss per share—pro forma	$(0.07)	$(0.04)	$(0.38)	$(0.03)
Diluted loss per share—pro forma	$(0.07)	$(0.04)	$(0.38)	$(0.03)

Note 8—Discontinued Operations

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets SFAS 144. SFAS 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of; however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operation's—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions APB 30, for the disposal of a segment of a business. Under SFAS 144, a component of a business that is held for sale is reported in discontinued operations if (i) the operations and cash flows will be, or have been, eliminated from the ongoing operations of the company and, (ii) the company will not have any significant continuing involvement in such operations. In the quarter ended September 30, 2001, the Company adopted the provisions of SFAS 144 effective April 1, 2001.

        In March 2003, the Company decided to divest its Zyfer, Inc. subsidiary. In May 2003, the Company completed the sale of substantially all of the net assets of Zyfer, with a net book value of approximately $2.3 million, for $2.3 million. The Company may also receive contingent incentive payments of up to $1 million in each of the twelve month periods ended April 30, 2004 and 2005 based on the revenues generated from the sale of Zyfer's products or the license of its technologies. In connection with the Zyfer sale, the Company accrued $1.0 million for certain future lease obligations of Zyfer that were not transferred to the buyer.

        In March 2003, the Company ceased the development and sale of products in its Broadcast, Inc. subsidiary and reduced the headcount in Broadcast to only support the existing customer contracts for service and support through their expiration dates. The aggregate losses recognized to write-down the assets of Broadcast to their fair value less cost to sell were approximately $3.4 million. In addition, the

Company accrued $400,000 for costs related to employees terminated in March 2003 and other direct costs to wind down its Broadcast operations.

        In September 2003, the Company sold substantially all of the assets of its MAXxess Systems subsidiary. The consideration for the sale consisted of the assumption of $2.7 million of liabilities, resulting in a net gain of $2.3 million on the sale.

        The results of operations of Zyfer, Broadcast and MAXxess for all periods presented have been reclassified and presented as discontinued operations in the accompanying consolidated statement of operations. Interest expense was not reclassified to discontinued operations because the discontinuances did not eliminate any of the Company's debt.

        The net sales and loss from discontinued operations are as follows (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Net sales and contract revenues:
Zyfer	$5,437	$—	$7,861	$317
Broadcast	1,054	—	3,382	378
MAXxess	742	—	2,564	1,747

Total net sales and contract revenues	$7,233	$—	$13,807	$2,442

Income (loss) from discontinued operations:
Zyfer	$175	$—	$(192)	$(456)
Broadcast	(749)	—	(2,095)	(65)
MAXxess	(195)	—	(804)	(223)

Total loss from discontinued operations	(769)	—	(3,091)	(744)
Gain on sale of assets of discontinued operations	934	—	934	2,426

Income (loss) from discontinued operations	$165	$—	$(2,157)	$1,682

        The assets and liabilities of the discontinued operations consisted of the following (in thousands):

	March 31, 2003	December 31, 2003
Accounts receivable	$2,013	$—
Inventories	2,253	—
Prepaid expenses & other assets	207	—
Property, plant and equipment, net	764	—

Total assets of discontinued operations	$5,237	$—

Accounts payable	$2,925	$—
Accrued expenses	2,071	—

Total liabilities of discontinued operations	$4,996	$—

Note 9—Warranty

        Unless otherwise stated, the Company provides a two-year warranty from the original invoice date on all product material and workmanship. Products sold to certain original equipment manufacturer customers sometimes carry longer warranties. Defective products will be either repaired or replaced, generally at the Company's option, upon meeting certain criteria. The Company accrues a provision for the estimated costs that may be incurred for product warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized.

        The activity in accrued warranty obligations is as follows (in thousands):

	Nine Months Ended December 31,
	2002	2003
Balance at beginning of period	$274	$281
Additions charged to cost of sales	(5)	190
Warranty claims	—	(178)

Balance at end of period	$269	$293

ITERIS HOLDINGS, INC.

4,533,332 Shares
of
Class A Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$825
Printing Expenses	2,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	55,000
Miscellaneous	2,000

Total	$94,825

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law, Iteris Holdings can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The bylaws of Iteris Holdings provide that Iteris Holdings will indemnify its directors and officers to the fullest extent permitted by law and require Iteris Holdings to advance litigation expenses upon receipt by Iteris Holdings of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Iteris Holdings' certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Iteris Holdings and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Iteris Holdings or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        Iteris Holdings has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Iteris Holdings' directors and certain of its officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Iteris Holdings, on account of services as a director or officer of Iteris Holdings, or as a director or officer of any other company or enterprise to which the person provides services at the request of Iteris Holdings.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In September 2000, we issued an aggregate of 1,199,815 shares of our Class A common stock to 24 accredited investors in a private placement at a purchase price of $14.26 per share or an aggregate purchase price of $17.1 million. B. Riley & Co. acted as a finder with respect to a portion of this offering. The sale and issuance of the securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

        In October 1998, our Iteris subsidiary acquired Meyer, Mohaddes Associates, Inc. Pursuant to the terms of the merger agreement, as amended in October 2001, we issued to the former shareholders of Meyer, Mohaddes an additional 20,181 shares of our Class A common stock in April 2000, 18814 shares in October 2000, an additional 78,740 shares in May 2001, and an additional 1,107,301 shares in October 2001. The issuance of all such securities were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

        In May 2001, we completed the sale of a one-year senior convertible promissory note secured by a deed of trust in the principal amount of $16,000,000 to Castle Creek Technology Partners. The promissory note was convertible into shares of the Class A common stock at the option of Castle Creek under certain circumstances. In connection with such sale, we also issued warrants to Castle Creek to purchase an aggregate of 853,334 shares of our Class A common stock at an exercise price of $4.00, subject to adjustment in certain events. The transaction was exempt from registration by virtue of Section 4(2) of the Securities Act.

        Between December 2001 and March 2002, we completed the issuance of an aggregate of 283,038 shares of our Class A common stock in cancellation of outstanding indebtedness owed by us or our subsidiaries in the aggregate amount of $677,877. The sale and issuance of the Class A common stock was deemed to be exempt from registration under the Securities Act by virtue of Regulation D promulgated under the Securities Act. Among other things, the investor represented that it was an accredited investor within the meaning of Rule 501(a) of the Securities Act and that it was acquiring the securities for investment only and not with a view to the distribution thereof.

        In August 2002, we completed a private placement of 2,500,000 shares of our Class A common stock to an institutional investor for $3.0 million in cash. In connection with this offering, we also issued warrants to the investor to purchase up to 1,250,000 shares of Class A common stock at an exercise price of $1.50 per share, and up to 1,250,000 shares of Class A common stock at an exercise price of $1.80 per share. The warrants are exercisable at any time by the investor, and are callable by us if the market price of our Class A common stock trades for 20 consecutive days at a price equal or greater than two times the exercise price of the warrants. In addition, we issued warrants to the placement agent to purchase up to 75,000 shares of Class A common stock at an exercise price of $1.44 per share, and up to 50,000 shares of Class A common stock at an exercise price of $1.68 per share. The sale and issuance of the Class A common stock was deemed to be exempt from registration under the Securities Act by virtue of Regulation D promulgated under the Securities Act. Among other things, the investor represented that it was an accredited investor within the meaning of Rule 501(a) of the Securities Act and that it was acquiring the securities for investment only and not with a view to the distribution thereof.

        In July 2003, in connection with the restructuring of our lease obligations for our principal operating facilities located in Anaheim, California, we issued 425,000 shares of our Class A common stock to the landlord for our Anaheim facilities. Under the revised terms of the lease, we were relieved of a continuing lease obligation on approximately 257,000 square feet of space. In addition, we issued a warrant to purchase 75,000 shares of our Class A common stock, which warrant is exercisable at any time prior to July 2010 at an exercise price of $5.00 per share. The securities were issued pursuant to the exemption to the registration requirements of the Securities Act provided by Regulation D thereunder.

        In July 2003, we also completed a private placement of 3,666,666 of our Class A common stock for an aggregate price of approximate $2.2 million in cash. In connection with this offering, we also issued warrants to the investors to purchase up to another 366,666 shares of Class A common stock at an exercise price of $1.50 per share. The warrants expire in July 2006 and become exercisable six months from the date of issuance. The securities were issued pursuant to the exemption to the registration requirements of the Securities Act provided by Regulation D thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits

3.1		Certificate of Incorporation of Iteris Holdings, as amended (incorporated by reference to Exhibit 19.2 to Iteris Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 1987).
3.2
Certificates of Amendment to the Certificate of Incorporation of Iteris Holdings, as filed with the Delaware Secretary of State on September 28, 1988 and November 7, 2001; Certificate of Designation as filed on April 29, 1998 (incorporated by reference to Exhibit 3.2 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
3.3	**	Certificate of Amendment to the Certificate of Incorporation of Iteris Holdings, as filed with the Delaware Secretary of State on September 15, 2003.
3.4		Bylaws of Iteris Holdings, as amended (incorporated by reference to Exhibit 4.2 to Iteris Holdings' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on July 6, 1993).
3.5
Certificates of Amendment to Bylaws of Iteris Holdings dated April 24, 1998 and August 10, 2001 (incorporated by reference to Exhibit 3.4 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
4.1
Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Iteris Holdings' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30, 1993).
4.2
Form of rights certificate for Iteris Holdings' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
4.3
Stock Purchase Agreement dated July 25, 2003 by and between Iteris Holdings, Inc. and 1515 South Manchester, LLC (incorporated by reference to Exhibit to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003)
4.4	**	Warrant to Purchase Common Stock issued to 1515 South Manchester, LLC.
4.5	**	Form of Warrant for private placement investors.
5.1		Opinion of Dorsey & Whitney LLP.

10.1
Profit Sharing Plan and Trust (incorporated by reference to Exhibit 10.3 to Iteris Holdings' Amendment No. 2 to the Registration Statement on Form S-8 (Reg. No. 002-98656) as filed with the SEC on May 5, 1988).
10.2
Form of Executive Deferral Plan between Iteris Holdings and certain employees of Iteris Holdings (incorporated by reference to Exhibit 10.4 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 1988).
10.3
Form of Indemnity Agreement entered into by Iteris Holdings and certain of its officers and directors (incorporated by reference to Exhibit 19.4 to Iteris Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 1988).
10.4
Amendment Nos. 3 and 4 to the Profit Sharing Plan and Trust (incorporated by reference to Exhibits 4.3.1 and 4.3.2, respectively, to Amendment No. 3 to Iteris Holdings' Registration Statement on Form S-3 (Reg. No. 002-86220) as filed with the SEC on June 13, 1990).
10.5
1997 Stock Incentive Plan of Iteris Holdings (as amended on May 3, 2002) (incorporated by reference to Exhibit 10.5 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 2003 as filed with the SEC on June 30, 2003).
10.6
Form of Notice of Grant of Stock Option (incorporated by reference to Exhibit 99.2 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.7	Form of Stock Option Agreement (incorporated by reference to Exhibit 99.3 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.8
Form of Addendum to Stock Option Agreement—Involuntary Termination Following Corporate Transaction or Change in Control (incorporated by reference to Exhibit 99.4 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.9
Form of Addendum to Stock Option Agreement—Limited Stock Appreciation Rights (incorporated by reference to Exhibit 99.5 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.10	Form of Stock Issuance Agreement (incorporated by reference to Exhibit 99.6 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.11
Form of Addendum to Stock Issuance Agreement—Involuntary Termination Following Corporate Transaction/Change in Control (incorporated by reference to Exhibit 99.7 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.12
Form of Notice of Grant of Automatic Stock Option—Initial Grant filed as Exhibit 99.8 filed as Exhibit (incorporated by reference to Exhibit 99.8 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.13
Form of Notice of Grant of Automatic Stock Option—Annual Grant (incorporated by reference to Exhibit 99.9 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.14
Form of Automatic Stock Option Agreement filed as Exhibit 99.10 to the (incorporated by reference to Exhibit 99.10 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 19, 2000).

10.15
Rights Agreement dated April 24, 1998 between Iteris Holdings and BankBoston, N.A., which includes the form of Certificate of Designation for the junior participating preferred stock as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A preferred shares as Exhibit C (incorporated by reference to Exhibit 4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
10.16
1994 Long-Term Equity Plan of Iteris Holdings (incorporated by reference to Exhibit 4.3 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-05735) as filed with the SEC on June 11, 1996).
10.17
Amendment to Rights Agreement, dated May 21, 2001, by and between Iteris Holdings and Fleet National Bank (a.k.a. Bank Boston, N.A.) (incorporated by reference to Exhibit 99.4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on June 1, 2001).
10.18
Amended and Restated Agreement of Purchase and Sale and Escrow Instructions, dated February 19, 2002, by and between Iteris Holdings, Inc. and 1515 South Manchester, LLC (incorporated by reference to Exhibit 2.1 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on June 12, 2002).
10.19
Sublease Agreement dated May 7, 2003 by and between Iteris Holdings, Inc. and FEI-Zyfer, Inc. (incorporated by reference to Exhibit 10.19 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 2003 as filed with the SEC on June 30, 2003).
10.20
Loan and Security Agreement dated February 22, 2002 by and between Iteris Holdings, Inc. and Technology Lending Partners, L.L.C. (incorporated by reference to Exhibit 10.20 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
10.21
Receivables Purchase Agreement dated October 18, 2002 by and between Iteris Holdings, Inc. and Technology Lending Partners, L.L.C., as amended by Amendment Number One dated November 27, 2002 and Amendment Number Two dated January 7, 2003 (incorporated by reference to Exhibit 10.21 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
10.22
Change in Control Agreement dated May 8, 2003 by and between Iteris Holdings and Gregory A. Miner (incorporated by reference to Exhibit 10.1 to Iteris Holdings' Annual Report on Form 10-Q for the quarter ended June 30, 2003 as filed with the SEC on August 14, 2003).
10.23	**	Change in Control Agreement dated May 20, 2003 by and between Iteris Holdings and Jack E. Johnson.
21	**	Subsidiaries of Iteris Holdings.
23.1		Consent of Independent Auditors.
23.2		Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1		Power of Attorney (included in signature page).

**
Filed with the initial submission of this registration statement on Form S-1 on November 7, 2003.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of Iteris Holdings' Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Iteris Holdings pursuant to the foregoing provisions, or otherwise, Iteris Holdings has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Iteris Holdings of expenses incurred or paid by a director, officer or controlling person of Iteris Holdings in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Iteris Holdings will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, state of California, on the 17th day of February, 2004.

ITERIS HOLDINGS, INC.
By:	/s/ GREGORY A. MINER Gregory A. Miner, Chief Executive Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GREGORY A. MINER Gregory A. Miner	Chief Executive Officer, Chief Financial Officer and Secretary (principal executive officer and principal financial officer)	February 17, 2004
/s/ JOEL SLUTZKY Joel Slutzky	Chairman of the Board	February 17, 2004
* Kevin C. Daly	Director	February 17, 2004
* Crandall L. Gudmundson	Director	February 17, 2004
* Jerry F. Muench	Director	February 17, 2004
* John W. Seazholtz	Director	February 17, 2004
* Thomas L. Thomas	Director	February 17, 2004
* Paul E. Wright	Director	February 17, 2004
*By:	/s/ GREGORY A. MINER Gregory A. Miner Pursuant to Power of Attorney	February 17, 2004

INDEX OF EXHIBITS

3.1		Certificate of Incorporation of Iteris Holdings, as amended (incorporated by reference to Exhibit 19.2 to Iteris Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 1987).
3.2
Certificates of Amendment to the Certificate of Incorporation of Iteris Holdings, as filed with the Delaware Secretary of State on September 28, 1988 and November 7, 2001; Certificate of Designation as filed on April 29, 1998 (incorporated by reference to Exhibit 3.2 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
3.3	**	Certificate of Amendment to the Certificate of Incorporation of Iteris Holdings, as filed with the Delaware Secretary of State on September 15, 2003.
3.4		Bylaws of Iteris Holdings, as amended (incorporated by reference to Exhibit 4.2 to Iteris Holdings' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on July 6, 1993).
3.5
Certificates of Amendment to Bylaws of Iteris Holdings dated April 24, 1998 and August 10, 2001 (incorporated by reference to Exhibit 3.4 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
4.1
Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Iteris Holdings' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30, 1993).
4.2
Form of rights certificate for Iteris Holdings' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
4.3
Stock Purchase Agreement dated July 25, 2003 by and between Iteris Holdings, Inc. and 1515 South Manchester, LLC (incorporated by reference to Exhibit to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003)
4.4	**	Warrant to Purchase Common Stock issued to 1515 South Manchester, LLC.
4.5	**	Form of Warrant for private placement investors.
5.1		Opinion of Dorsey & Whitney LLP.
10.1
Profit Sharing Plan and Trust (incorporated by reference to Exhibit 10.3 to Iteris Holdings' Amendment No. 2 to the Registration Statement on Form S-8 (Reg. No. 002-98656) as filed with the SEC on May 5, 1988).
10.2
Form of Executive Deferral Plan between Iteris Holdings and certain employees of Iteris Holdings (incorporated by reference to Exhibit 10.4 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 1988).
10.3
Form of Indemnity Agreement entered into by Iteris Holdings and certain of its officers and directors (incorporated by reference to Exhibit 19.4 to Iteris Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 1988).
10.4
Amendment Nos. 3 and 4 to the Profit Sharing Plan and Trust (incorporated by reference to Exhibits 4.3.1 and 4.3.2, respectively, to Amendment No. 3 to Iteris Holdings' Registration Statement on Form S-3 (Reg. No. 002-86220) as filed with the SEC on June 13, 1990).
10.5
1997 Stock Incentive Plan of Iteris Holdings (as amended on May 3, 2002) (incorporated by reference to Exhibit 10.5 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 2003 as filed with the SEC on June 30, 2003).

10.6
Form of Notice of Grant of Stock Option (incorporated by reference to Exhibit 99.2 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.7	Form of Stock Option Agreement (incorporated by reference to Exhibit 99.3 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.8
Form of Addendum to Stock Option Agreement—Involuntary Termination Following Corporate Transaction or Change in Control (incorporated by reference to Exhibit 99.4 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.9
Form of Addendum to Stock Option Agreement—Limited Stock Appreciation Rights (incorporated by reference to Exhibit 99.5 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.10	Form of Stock Issuance Agreement (incorporated by reference to Exhibit 99.6 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.11
Form of Addendum to Stock Issuance Agreement—Involuntary Termination Following Corporate Transaction/Change in Control (incorporated by reference to Exhibit 99.7 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.12
Form of Notice of Grant of Automatic Stock Option—Initial Grant filed as Exhibit 99.8 filed as Exhibit (incorporated by reference to Exhibit 99.8 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.13
Form of Notice of Grant of Automatic Stock Option—Annual Grant (incorporated by reference to Exhibit 99.9 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 14, 2000).
10.14
Form of Automatic Stock Option Agreement filed as Exhibit 99.10 to the (incorporated by reference to Exhibit 99.10 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-30396) as filed with the SEC on February 19, 2000).
10.15
Rights Agreement dated April 24, 1998 between Iteris Holdings and BankBoston, N.A., which includes the form of Certificate of Designation for the junior participating preferred stock as Exhibit A, the form of rights certificate as Exhibit B and the summary of rights to purchase Series A preferred shares as Exhibit C (incorporated by reference to Exhibit 4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
10.16
1994 Long-Term Equity Plan of Iteris Holdings (incorporated by reference to Exhibit 4.3 to Iteris Holdings' Registration Statement on Form S-8 (File No. 333-05735) as filed with the SEC on June 11, 1996).
10.17
Amendment to Rights Agreement, dated May 21, 2001, by and between Iteris Holdings and Fleet National Bank (a.k.a. Bank Boston, N.A.) (incorporated by reference to Exhibit 99.4 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on June 1, 2001).
10.18
Amended and Restated Agreement of Purchase and Sale and Escrow Instructions, dated February 19, 2002, by and between Iteris Holdings, Inc. and 1515 South Manchester, LLC (incorporated by reference to Exhibit 2.1 to Iteris Holdings' Current Report on Form 8-K as filed with the SEC on June 12, 2002).
10.19
Sublease Agreement dated May 7, 2003 by and between Iteris Holdings, Inc. and FEI-Zyfer, Inc. (incorporated by reference to Exhibit 10.19 to Iteris Holdings' Annual Report on Form 10-K for the year ended March 31, 2003 as filed with the SEC on June 30, 2003).

10.20
Loan and Security Agreement dated February 22, 2002 by and between Iteris Holdings, Inc. and Technology Lending Partners, L.L.C. (incorporated by reference to Exhibit 10.20 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
10.21
Receivables Purchase Agreement dated October 18, 2002 by and between Iteris Holdings, Inc. and Technology Lending Partners, L.L.C., as amended by Amendment Number One dated November 27, 2002 and Amendment Number Two dated January 7, 2003 (incorporated by reference to Exhibit 10.21 to Iteris Holdings' Annual Report on Form 10-K/A for the year ended March 31, 2003 as filed with the SEC on July 29, 2003).
10.22
Change in Control Agreement dated May 8, 2003 by and between Iteris Holdings and Gregory A. Miner (incorporated by reference to Exhibit 10.1 to Iteris Holdings' Annual Report on Form 10-Q for the quarter ended June 30, 2003 as filed with the SEC on August 14, 2003).
10.23	**	Change in Control Agreement dated May 20, 2003 by and between Iteris Holdings and Jack E. Johnson.
21	**	Subsidiaries of Iteris Holdings.
23.1		Consent of Independent Auditors.
23.2		Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1		Power of Attorney (included in signature page).

**
Filed on November 7, 2003 with the initial submission of this registration statement on Form S-1.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
10-YEAR OPTION REPRICINGS
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Iteris Holdings, Inc. Index to Consolidated Financial Statements
Report of Independent Auditors
Iteris Holdings, Inc. Consolidated Balance Sheets (In thousands, except share and per share amounts)
Iteris Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share amounts)
Iteris Holdings, Inc. Consolidated Statements of Stockholders' Equity (In thousands)
Iteris Holdings, Inc. Consolidated Statements of Cash Flows (In thousands)
Iteris Holdings, Inc. Notes to Consolidated Financial Statements March 31, 2003
Iteris Holdings, Inc. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
Iteris Holdings, Inc. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share amounts)
Iteris Holdings, Inc. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
ITERIS HOLDINGS, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 17. UNDERTAKINGS
SIGNATURES
INDEX OF EXHIBITS